Exhibit 10(m)


              AGREEMENT FOR PUBLIC/PRIVATE PARTNERSHIP AND
            OPERATION, MAINTENANCE AND MANAGEMENT SERVICES FOR
              THE CITY OF ELIZABETH'S MUNICIPAL WATER SYSTEM

                                 TABLE OF CONTENTS

                                                                           Page
ARTICLE I.                 DEFINITIONS

Section 1.1                                                                    2
Section 1.2                Interpretation                                      9

ARTICLE II.                PARTNERSHIP

Section 2.1                Operation, Maintenance and Management              10
                           of System
Section 2.2                Irrevocable Performance Letter of
                           Credit/Labor and Materials Bond                    10

ARTICLE III.               TERM

Section 3.1                Term                                               11

ARTICLE IV.                CONDITIONS PRECEDENT

Section 4.1                General                                            12
Section 4.2                Conditions Precedent to City's Obligations         12
Section 4.3                Conditions Precedent to Contract Partner
                           Obligations                                        15
Section 4.4                Satisfaction of Conditions Precedent               17
Section 4.5                Timing of Certain Obligations                      18

ARTICLE V.                 REPRESENTATIONS AND WARRANTIES

Section 5.1                City Responsibilities and Warranties               20
Section 5.2                Contract Partner Responsibilities and
                           Warranties                                         21

ARTICLE VI.                OPERATION, MAINTENANCE AND MANAGEMENT
                           OF THE SYSTEM

Section 6.1                General                                            23
Section 6.2                Inventory                                          26
Section 6.3                Maintenance Management Program                     27
Section 6.4                Software Program                                   28
Section 6.5                Testing and Laboratory Analysis                    28
Section 6.6                Reporting Requirements                             29
Section 6.7                Staffing                                           32
Section 6.8                Licenses                                           35
Section 6.9                Compliance with Laws and Regulation and
                           Permits                                            35
Section 6.10               Safety and Security                                37
Section 6.11               Continuity of Service                              38
Section 6.12               Emergency Situations                               39
Section 6.13               Access to System and Records                       40
Section 6.14               Additional Responsibilities                        41
Section 6.15               Operations Committee                               48

ARTICLE VII.               SYSTEM CAPITAL IMPROVEMENTS

Section 7.1                General                                            49
Section 7.2                Capital Improvement Plan                           49
Section 7.3                Capital Financing Plan                             50
Section 7.4                Capital Improvement Fund                           50
Section 7.5                City Payment Fund                                  51
Section 7.6                Repairs                                            51
Section 7.7                Emergencies or Improvements Required
                           by Law                                             52

ARTICLE VIII.              FINANCIAL TERMS

Section 8.1                The Initial Payment                                53
Section 8.2                The Annual Concession Payment                      54
Section 8.3                Revenue Sharing                                    54
Section 8.4                Establishment and Collection of
                           Rates, Fees and Charges                            54
Section 8.5                Expenses                                           57
Section 8.6                Billing and Collections                            57
Section 8.7                Application of Rents, Rates, Fees
                           and Other Charges                                  59
Section 8.8                Allocation of Revenues                             61

ARTICLE IX.                DEFAULT AND TERMINATION

Section 9.1                General Provisions                                 62
Section 9.2                Termination for Cause by the City                  62
Section 9.3                Termination for Cause by the Contract
                           Partner                                            69
Section 9.4                Termination for Unenforceability of
                           Agreement                                          75
Section 9.5                Optional Termination by the City                   75

ARTICLE X.                 MISCELLANEOUS

Section 10.1               Insurance                                          76
Section 10.2               Indemnification                                    81
Section 10.3               New Equipment                                      82
Section 10.4               Enforcement                                        82
Section 10.5               Assignment                                         82
Section 10.6               Affirmative Action                                 83
Section 10.7               Entire Agreement                                   85
Section 10.8               Notices                                            85
Section 10.9               Public Notices                                     86
Section 10.10              Application of Law                                 86
Section 10.11              Relationship                                       86
Section 10.12              Public Relations                                   87
Section 10.13              Notice of Litigation                               87
Section 10.14              Cost Substantiation                                87
Section 10.15              Bulk Sale                                          88
Section 10.16              Unforeseen Events                                  88
Section 10.17              Hazardous Wastes                                   89

Section 10.18              Pre-Existing Conditions                            89
Section 10.19              Dispute Resolution                                 89
Section 10.20              Obligation Prior to Commencement Date              90

Schedules


Schedule 1 -               City Payment Fund
Schedule 2 -               Guarantor Agreement
Schedule 3 -               Minimum Administrative Criteria
Schedule 4 -               Minimum Financial Criteria
Schedule 5 -               Minimum Technical Criteria
Schedule 6 -               Free Water Services
Schedule 7 -               Base Service Rate
Schedule 8 -               Employees to be Offered Employment
Schedule 9 -               Wholesale Water Supply Contracts
Schedule 10 -              Termination Fee

                    AGREEMENT FOR PUBLIC/PRIVATE PARTNERSHIP AND
                   OPERATION, MAINTENANCE AND MANAGEMENT SERVICES FOR
                            THE CITY OF ELIZABETH'S MUNICIPAL
                                       WATER SYSTEM


         THIS AGREEMENT, made this        day of                , 1998
by and between the CITY OF ELIZABETH, a Municipal Corporation of the State of New Jersey (the "City"), and Liberty Water Company, a
New Jersey corporation doing business at 600 South Avenue West,
Westfield, New Jersey (the "Contract Partner").


                                               W I T N E S S E T H :
         WHEREAS, the City currently owns and operates a water transmission and distribution system within the City limits of the City of Elizabeth, New Jersey;
         WHEREAS, the Contract Partner is engaged in the business of operating, maintaining and managing water systems and utilities;
and
         WHEREAS, it is the mutual desire of the parties to enter into an agreement to provide for the operation, maintenance and management of the City's water transmission and distribution system; and
         WHEREAS, the City Council of the City has determined that the public health, safety, and welfare of the residents of the City can best be protected by entering into an Agreement to provide for the operation, maintenance, and management of the City's water transmission and distribution system;
         NOW, THEREFORE, in consideration of the mutual covenants, conditions, and terms contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.  DEFINITIONS
         Section 1.1. The following definitions shall apply to and are used in this Agreement:
         "Agreement" or "Partnership Agreement" - means this "Agreement for Public/Private Partnership and the Operation, Maintenance and Management Services for the City of Elizabeth's Municipal Water System", executed by and between the City and the Contract Partner.
         "Additional Concession Payments" - means the payments paid by the Contract Partner to the City in accordance with Section 8.2 hereof.
         "Approved Subcontractor" - means Utility Billing Services, or such other entity to be approved by the City (such approval will not be unreasonably withheld), who will subcontract with the Contract Partner to provide all or a portion of the Services.
         "Base Service Rate" - means that portion of the Total User Charge Rate paid by customers of the System equal to the rates set forth in Schedule 7 to this Agreement.
         "Billing and Collection Services" - means the billing and collection services to be rendered by the Contract Partner with respect to the Water System and Wastewater System in accordance with Section 8.6.
         "Board" - means the Board of Public Utilities of the State of New Jersey or any successor agency.
         "Capital Improvements" - means any replacements, additions, extensions, construction or reconstruction of or to permanent structures or facilities in the Water System that (1) are nonconsumable in nature; (2) have a useful life greater than five years; and (3) are identified in the Capital Improvement Plan developed under Section 7.2 or as mutually agreed to by the City and Contract Partner.
         "Capital Improvement Costs" - means all costs associated with the design, permitting, construction and financing of Capital Improvements, including but not limited to, City's expenses associated with funding and engineering fees for project review and construction observation.
         "Capital Improvement Fund" - means an account held by the City or a trustee to be funded by the Contract Partner and/or the City in accordance with Schedule 1 and Section VII - System Capital Improvements.
         "City" - means the City of Elizabeth, a public body corporate and politic of the State of New Jersey.
         "City Payment Fund" - means the fund so designated that is herein established and created pursuant to Section 7.5.
         "City's Procurement Cost" - means the amount of money paid or payable by the City in the procurement of the services described in this Agreement which are to be reimbursed by the Contract Partner in accordance with Section 8.1(c).
         "Commencement Date" - means the effective date of this Agreement wherein the Contract Partner shall commence the Services.
         "Contract Date" - means the date of execution of this Agreement.
         "Contract Partner" - means Liberty Water Company.

         "Contract Year" - means a one-year period commencing on July 1 and ending on June 30 in each year during the term of this Agreement, which in the case of the first Contract Year shall be the period beginning on the Commencement Date and ending on the following June 30.
         "Day" - means a calendar day of twenty-four hours measured from midnight to the next midnight.
         "Debt Retirement Account" - means the account created by the City for the retirement of the City's outstanding indebtedness related to the City's Water System.
         "Debt Retirement Payment" - means the payment made by the Contract Partner to the City to be paid into the Debt Retirement Account as created by the City.
         "DEP" or "Department" - means the New Jersey Department of Environmental Protection or any successor agency.
         "Division" - means the Local Finance Board of the Division of Local Government Services of the New Jersey Department of Community Affairs.
         "EPA" - means the United States Environmental Protection Agency or any successor agency.
         "Guarantor" - means E'Town Corporation, a New Jersey Corporation doing business at 600 South Avenue, Westfield, New
Jersey.
         "Guarantor Agreement" - means the guarantor agreement between the Guarantor and the City included in Schedule 2.

         "Initial Concession Payment" - means the payment made by the Contract Partner to the City in the amount and in accordance with
Section 8.1(a).
         "Local Public Contracts Law" - means N.J.S.A. 40A:11-1, et seq.
         "Minimum Administrative Criteria" - means the minimum administrative requirements applicable to the Contract Partner as set forth in Schedule 3 of this Agreement.
         "Minimum Financial Criteria" - means the financial requirements applicable to the Contract Partner that must be met and maintained during the life of this Agreement as set forth in
Schedule 4 of this Agreement.
         "Minimum Technical Criteria" - means the technical requirements applicable to the Contract Partner that must be met and maintained during the life of this Agreement as set forth in
Schedule 5 of this Agreement.
         "Pass-through Charge" - means additional direct and indirect costs (excluding profit) of Contract Partner resulting from the occurrence of (a) Unforeseen Events; (b) Increases in water charges charged by outside suppliers of wholesale water not in effect as of the Commencement Date subject to Section 6.14(c)(iii) and as otherwise provided herein; (c) Repair costs in excess of $50,000 per item per occurrence; (d) billing and collection services related to the wastewater bill in accordance with Section 8.6.
         "Pass-through Credit" - means the reduction in direct and indirect costs (excluding profit) resulting from the occurrence of

(a) Unforeseen Events; and (b) Decreases in water charges charged by outside suppliers of wholesale water not in effect as of the Commencement Date.
         "Permits" - means permits, approvals and/or licenses issued by the United States Environmental Protection Agency (USEPA), New
Jersey Department of Environmental Protection (NJDEP) or any other federal, state or local regulatory agency or private party that is necessary for the proper operation of the Water System.
         "Proposal" - means the Proposal submitted by the Contract Partner in response to the RFQ/RFP.
         "Repairs" - means the repair, replacement or renewal of system elements, as necessary to address the failure (or prospective failure) of Water System components, as detailed in Section 7.6 of this Agreement.
         "Retire" or "Retirement" means the full payment or provision for the full payment of the Water System indebtedness (existing on Contract Date) in accordance with the requirements of the Local
Bond Law (N.J.S.A. 40A:2-1, et seq.) and the Internal Revenue Code of 1986, as amended and supplemented.
         "Revenues" - means all rates, fees, rents, charges and service charges and other income derived or to be derived in cash from or for the ownership, the operation, the direct or indirect connection with, and the use or the services of the System and all amounts paid into and credited to the Revenue Fund in accordance with the Agreement.

         "Revenue Fund" - means the fund so designated that is herein established under Section 8.6.
         "RFQ/RFP" - means the "Request for Qualifications and Request for Proposals for a Public/Private Partnership Agreement for the Operation, Maintenance and Management Services of the City of
Elizabeth's Water and Wastewater Systems", dated December 2, 1997, that was issued by the City in connection with procurement of the Contract Partner to implement the maintenance, operation and management services of the System.
         "Services" - means all of the duties, obligations, and services as defined herein to be provided by the Contract Partner that are related to the management, operation and maintenance, or any combination thereof, for provision of complete operating staff, energy and other consumables, management, performance, operation and maintenance of the City's System.
         "System" - means collectively all of the individual components and elements that compromise the Water System and the Billing and Collection Services of the City of Elizabeth.
         "Term" - means the period of time in which this Agreement is in full force and effect.
         "Total User Charge Rate" - means the sum of the Base Service Rate and the Pass-through Charge or Pass-through Credit, as the case may be.
         "Unforeseen Events" - means circumstances beyond the control of the parties hereto consisting of (a) any of the following acts, events or conditions or any combination thereof (other than a labor strike by the Contract Partner or related entity, its employees, affiliates, subcontractors, and/or suppliers) that (i) is unforeseeable as of the Contract Date, (ii) is outside of the control of the party relying thereon not performing an obligation or complying with any condition required of such party under the Agreement; and (iii) has had or may be reasonably expected to have a direct, material effect on the System or the rendering of Services under this agreement:
         A. Force Majeure events that are outside the reasonable control of the party adversely affected, such as acts of God, acts of terrorism, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, and explosions, civil disturbances, acts of the public enemy, and war;
         B. Change in Law, defined as (1) the enactment of any law, regulations or ordinance after the Contract Date (excluding (a) laws or regulations adopted at the time of execution of this Agreement but which have provisions that take effect after the first contract year and (b) pending changes in law reasonably anticipated to be enacted as of the Contract Date); or (2) a material modification of or imposition of any material condition on the issuance, modification or renewal of any Permit which, in the case of either (1) or (2) above, establishes requirements affecting the financing or operation or capital costs of the System that are materially more burdensome than the requirements in effect as of the Contract Date;

         C. Judicial/Administrative Determinations, defined as the final order, judgment, action and/or determination of any federal, state or local court of competent jurisdiction, administrative agency or governmental body (other than the City);
         D.       Permit Terminations, defined as the
suspension,termination, interruption, denial or failure of renewal or issuance of any Permit (not caused in any way by the action or inaction of either party hereto) that is necessary to operate the System.
         "Wastewater System" - means collectively all of the individual components and elements that comprise the wastewater collection and transmission system of the City.
         "Water Act" - means the "New Jersey Water Supply
Public/Private Contracting Act, N.J.S.A. 58:26-19 et seq.
         "Water System" - means collectively all of the individual components and elements that comprise the potable water system of the City, for which the City is responsible, including, but not limited to, the City-wide system of water distribution, pipelines, fire hydrants, valves, service lines from the main to the curb, meters and related facilities for the potable water System.
         Section 1.2. Interpretation. Whenever the context may require, any pronoun that is used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular shall include the plural and vice versa. Unless otherwise noted, the words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase

"without limitation". The words "agree", "agreements", "approval" and "consent" when used in this Agreement shall be deemed to be followed by the phrase "which shall not be unreasonably withheld or unduly delayed", except or unless the context may otherwise specify.
                          ARTICLE II.  PARTNERSHIP
         Section 2.1. Operation, Maintenance and Management of System. On and after the Commencement Date, the City and the Contract Partner, in combination with each other in the manner herein described, shall operate, maintain and manage the System on the terms and conditions set forth in this Agreement.
         Section 2.2. Irrevocable Performance Letter of Credit/Labor and Materials Bond. On or prior to the Commencement Date, and on or before each anniversary of Commencement Date, the Contract Partner shall submit to the City (i) an irrevocable performance letter of credit specifically encumbered to the City; and (ii) in the City's sole discretion, at any time during the term of the Contract, a labor and materials payment bond, each of which shall be in the amounts and substantially in form and substance as set forth in the RFQ/RFP. The labor and materials payment bond shall be obtained from a surety(s) that is authorized to do business in the State and that is listed in the United States Treasury Department Circular 570. The irrevocable letter of credit shall be issued by a bank that is rated in one of the two highest rating categories by Standard & Poor's Corporation and/or Moody's
Investors Service, such letter of credit may be drawn down in any amount up to face value by the City after a determination by the City of a breach by Contract Partner and 24 hours advance notice setting forth the reasons the City believes a breach has occurred. The amount of the irrevocable letter of credit, as applicable, and the labor and materials payment bond shall be provided in an amount equal to 100% of the annual cost to provide the Services (which amount shall be calculated by the City on or prior to the Contract
Date).
         Failure of the Contract Partner to provide and maintain the irrevocable letter of credit, as applicable, and the labor and materials payment bond in the amounts and at the times provided herein shall entitle the City to terminate this Agreement upon thirty (30) days prior written notice to the Contract Partner and to seek any damages and/or remedies available at law or at equity. In the event the institution issuing the irrevocable letter of credit has a decrease in its rating to that below a long-term credit rating of AA as identified by Standard & Poor's Corporation and/or Moody's Investors Service, the Contract Partner must obtain a replacement irrevocable letter of credit of its sole cost and expense that satisfies the above criteria within 30 days.
                      ARTICLE III.  TERM
         Section 3.1. Term. The term of this Agreement shall commence on the Commencement Date, and unless earlier terminated in accordance with the terms hereof, shall expire on the fortieth anniversary date of the Commencement Date.

                      ARTICLE IV.  CONDITIONS PRECEDENT
         Section 4.1. General. The issuance of a Notice to Proceed and the establishment of the Commencement Date shall be subject to the satisfaction or waiver of the conditions precedent set forth in this Article IV.
         Section 4.2. Conditions Precedent to the City's Obligations.
The City shall be under no obligation to perform any obligations under the terms of this Agreement (other than those obligations arising or relating to actions required to be taken by or on behalf of the City prior to issuance of the Notice to Proceed) unless the following conditions have been satisfied (or waived by the City, (in writing)):
         (a) The Board, the Division and the Department shall have approved this Agreement.
         (b) The Contract Partner shall have paid the Initial Concession Payment to the City.
         (c) The Contract Partner shall have paid the Debt Retirement Payment to the City.
         (d) The Contract Partner shall have paid to the City the City's Procurement Costs in an amount not to exceed $400,000.
         (e) The Contract Partner and the Guarantor shall have been validly organized and created and shall be validly existing under the laws of the State in which it was incorporated, as evidenced by delivery of (1) certified copies of the Certificate of Incorporation and the Certificate of Good Standing; (2) an opinion of counsel to the Contract Partner and the Guarantor to such effect; and (3) such other documentation as the City may reasonably require to evidence satisfaction of the requirements set forth in this subparagraph.
         (f) The Contract Partner shall have delivered the Guarantor Agreement to the City, and such Guarantor Agreement shall be duly executed and delivered by the duly authorized and proper corporate officers of the Guarantor.
         (g) The Contract Partner shall have delivered to the City (1) a certificate of an authorized officer of the Contract Partner, dated the Commencement Date, to the effect that each of the representations of the Contract Partner that are set forth in this Agreement and in the responses to the RFQ/RFP are true and correct as if made on such date, and (2) an opinion of counsel to the Contract Partner and Guarantor, in a form which is reasonably satisfactory to the City, to the effect set forth in Section 5.2 hereof.
         (h) The Contract Partner, its employees and/or its subcontractors, as applicable, shall have obtained all applicable permits, licenses and authorizations that are necessary for the operation, maintenance and management of the System and any facilities in the System.
         (i) The Contract Partner shall have submitted to the City all certificates of insurance and, at the City's option, copies of all applicable endorsements to insurance policies, as are required by the terms of this Agreement for operation, maintenance and management of the System.

         (j) The Contract Partner and Guarantor shall have delivered Opinions of Counsel to the effect that no material action, suit, proceeding or official investigation shall have been threatened, publicly announced or commenced by any federal, state or local governmental authority or agency, or in any federal, state or local court, that seeks to enjoin, assess civil or criminal penalties against, assess civil damage against or obtain any judgment, order or consent decree with respect to the Contract Partner or the Guarantor or to any of the agreements that are referred to in this Section as a result of the Contract Partner's negotiation, execution, delivery or performance of any such agreement or its participation or intended participation in any transaction contemplated thereby;
         (k) (i) No receiver, liquidator, custodian or trustee of the Contract Partner or the Guarantor or of a major part of either entity's property shall have been appointed subsequent to the Contract Date, and no petition to reorganize the Contract Partner or the Guarantor pursuant to the United States Bankruptcy Code or any similar statute that is applicable to the Contract Partner or the Guarantor shall have been filed; and (ii) no adjudication of bankruptcy or a filing for voluntary bankruptcy under the provisions of the United States Bankruptcy Code or any other similar statute which is applicable to the Contract Partner or the Guarantor shall have been filed.
         (l) No indictment has been returned against any official or officer of the Contract Partner or the Guarantor with respect to any business transaction, whether or not related to the transactions contemplated by the terms and conditions of this Agreement.
         (m) The Minimum Financial Criteria set forth on Schedule 4 hereto have been, and will continue to be, satisfied as of the Contract Date.
         (n)  No change shall have occurred subsequent to the Contract
Date and on or prior to the Commencement Date in any applicable federal, State or local law, or any applicable federal, State or local statute, regulation thereunder or written interpretation thereof by any applicable regulatory authority, that would make the execution or delivery by either party of this Agreement or the compliance by the City with the terms and conditions hereof or the consummation by the City of the transactions contemplated hereby, a violation of such law, statute or regulation.
         Section 4.3. Conditions Precedent to Contract Partner
Obligations. The Contract Partner shall be under no obligation to perform any obligations under the terms of the Agreement (other than obligations arising or relating to actions required to be taken by or on behalf of the Contract Partner prior to issuance of the Notice to Proceed) unless the following conditions have been satisfied (or waived by the Contract Partner (in writing)):
         (a) The Board, the Division and the Department shall have approved this Agreement to the extent required by law.
         (b) The City shall have delivered to the Contract Partner (1) a certificate of an authorized officer of the City, dated the

Commencement Date, to the effect that each of the representations of the City that are set forth in Section 5.1 hereof are true and correct as if made on such date.
         (c) The City shall certify that to the best of its knowledge that no material action, suit, proceeding or official investigation shall have been threatened, publicly announced or commenced by any federal, state or local governmental authority or agency, or in any federal, state or local court, that seeks to enjoin, assess civil or criminal penalties against, assess civil damage against or obtain any judgment, order or consent decree with respect to the City or to any of the agreements that are referred to in this Section as a result of the City's negotiation, execution, delivery or performance of any such agreement or its participation or intended participation in any transaction contemplated thereby.
         (d)  No change shall have occurred subsequent to the Contract
Date in any applicable federal, State or local law, or any applicable federal, State or local statute, regulation thereunder or written interpretation thereof by any applicable regulatory authority, that would make the execution or delivery by either party to this Agreement (or the execution or delivery by the Guarantor of the Guarantor Agreement) the compliance by the Contract Partner or the Guarantor with the terms and conditions hereof or the consummation by the Contract Partner or the Guarantor of the transactions contemplated hereby, a violation of such law, statute or regulation.

         (e) The City will use its best effort to provide the Contract Partner with any licenses, drawings and other documents deemed necessary by Contract Partner for the safe, adequate and proper management of the System.
         (f) The City will certify that to the best of the City's knowledge that no material changes to the System have occurred subsequent to the Contract Date that will materially impair the Contract Partner's ability to perform the required Services.
         Section 4.4. Satisfaction of Conditions Precedent. (a) The parties hereto shall exercise good faith and due diligence in satisfying the conditions precedent required by this Article IV and shall promptly proceed to perform or cause to be performed those conditions precedent, or portions thereof, that are within each party's control.
         (b) If the Commencement Date has not occurred on or prior to one hundred and twenty days (120) after the Contract Date, the period in which the conditions precedent can be satisfied or waived may be extended by joint agreement of the City and Contract
Partner, for a period of time to be agreed upon by the City and Contract Partner, on the same terms and conditions set forth in this Agreement, except to the extent expressly provided below.
         (c) In the event that the Commencement Date shall not have occurred on or before the one hundred twentieth (120th) day after the Contract Date or prior to the last day of any extension period elected pursuant to Section 4.4(b), then either party, by notice in writing to the other party, may terminate this Agreement. If the reason for such termination is the fault of neither party to the Agreement, or solely the fault of the City to the Agreement then all amounts paid by the Contract Partner to the City prior to such termination shall be returned to such Contract Partner and each partner shall bear its respective expenses attributable to the Agreement. In the event that such termination is the fault of the Contract Partner for failure to meet conditions precedent within its control, then the City shall be entitled to all amounts, including the Debt Retirement amount, Initial Concession Payment, and City's Procurement Costs and each partner shall otherwise bear its respective expenses attributable to the Agreement.
         (d) The Contract Partner and the City shall each provide an executed acknowledgment to the other of the date that the respective conditions precedent to its obligations under this Agreement have been met or waived and such acknowledgement shall be given within thirty (30) Days of the date on which the last such condition is met or waived. Neither party will be permitted to terminate this Agreement for failure to satisfy any condition precedent that is entirely and reasonably within such party's control or which failure is determined to be City fault or Contract
Partner fault, as the case may be.
         Section 4.5. Timing of Certain Obligations. (a) Pursuant to the Act, this Agreement must be submitted to the Division, Department and the Board for review and/or approval. The City shall be responsible for obtaining such review and approval, and the Contract Partner shall cooperate with the City in providing any assistance and information that is required in order to obtain such review and approval. In the event that the Division, Department and/or the Board conditionally approve this Agreement or any portion thereof and premise future approval on the acceptance of certain proposed terms and conditions by the parties, to the extent that such terms and conditions are immaterial terms and conditions in that such terms and conditions do not (i) materially affect the rates to be charged by the City or the amounts of the Initial
Concession Payment and/or the Annual Concession Payments to be paid to the City; (ii) impose restrictions on the City's use of the Initial Concession Payment and/or the Annual Concession Payment; or
(iii) materially impact the cost to operate and maintain the System (or any portion thereof), the parties shall accept such terms and conditions and shall modify this Agreement to include such terms and conditions. If the proposed terms and conditions imposed by the Division, Department or the Board are material terms and conditions in that such terms and conditions (i) materially affect the rates to be charged by the City or the amount of the Initial Concession Payment and/or the Annual
Concession Payment to be paid to the City; (ii) impose restrictions on the City's use of the Initial Concession Payment and/or the Annual Concession Payment; or (iii) materially impact the cost to operate and maintain the System (or any portion thereof), the parties shall cooperate in good faith to negotiate acceptable terms and conditions to this Agreement that will satisfy the concerns of the Division, Department or the Board, as the case may be.

         (b) On or before the Contract Date, the Contract Partner shall pay to the City the full amount of the Initial Concession
Payment in accordance with, and subject to Section 8.1 hereof.
         (c) The Contract Partner shall have paid, in cash, the Debt Retirement Payment amount into the Debt Retirement Account to be established promptly upon the satisfaction of the condition described in Section 4.2(a) and 4.3(a). Following the Notice to Proceed, the City may withdraw moneys from said Debt Retirement
Account for the Retirement of the System indebtedness. Any excess amounts remaining in the Debt Retirement Account following
Retirement of the System indebtedness shall be paid to the City.
                      ARTICLE V.  REPRESENTATIONS AND WARRANTIES
         Section 5.1. City Responsibilities and Warranties. The City hereby represents and warrants to the Contract Partner as follows:
         (a) The City is a municipal corporation duly created and existing pursuant to the laws of the State of New Jersey. The City has the requisite power and authority to enter into this Agreement.
         (b) The City has the legal capacity and authority to assess the rates for the supply of water and wastewater service to customers of the System that are required to be established by the City pursuant to Section 8.4 Establishment and Collection of Rates,
Fees and Charges hereof. The City has and will maintain for the Term of this Agreement the legal capacity and authority to impose liens and suspend service for the nonpayment of such rates and fees. Other than the existing indebtedness and any indebtedness for Capital Improvements if such are undertaken and paid for by the

City, there are no liens, notes, bonds, mortgages, encumbrances, or other entitlement to the Revenues of the Water System (other than connection fees, if any, which shall be retained by the City and as otherwise stated in this Agreement) which have priority over the Contract Partner's entitlement to the Revenues of the Water System pursuant to this Agreement, and no such liens, notes, bonds, mortgages, or encumbrances (other than connection fees) will be issued or imposed by the City during the term of this Agreement which effect the priority of the Contract Partner's rights to the Revenues provided for in this Agreement.
         c. The City is not aware of any claims, suits, actions, or judgments which, if successful, would create an encumbrance upon the Revenues of the System which would have a priority over the Contract Partner's entitlement to the Revenues of the System pursuant to this Agreement or which otherwise would have a material adverse effect on the ability of either the Contract Partner or the City to perform its obligations hereunder.
         d. The City has enacted, or will have enacted by the Commencement Date, all municipal laws, ordinances, or regulations necessary for the performance of this Agreement. The City shall establish rates and fees for Services in accordance with Section
8.4 Establishment and Collection of Rates, Fees and Charges.
         Section 5.2.Contract Partner Responsibilities and
Warranties. The Contract Partner represents and warrants to the City as follows:

         a. The Contract Partner is an entity duly organized and validly existing in good standing in the State of New Jersey and is qualified and authorized to do business in the State of New Jersey.
         b. The Contract Partner has full power and authority to enter into this Agreement and to perform its duties and obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Contract Partner and the authorization, execution, delivery and performance of this Agreement by the Contract Partner will not violate any law, judgment, order, ruling or regulation applicable to the Contract Partner and does not constitute a breach of or default under any agreement or instrument by which the Contract Partner is bound.
         c. The Contract Partner (or the Contract Partner's personnel or subcontractors), has or holds, and will continue to have or hold throughout the term of this Agreement, all approvals, licenses, permits, and certifications necessary to operate, maintain and manage the System in accordance with the terms and provisions of this Agreement, competent and experienced personnel on its staff who have direct experience in operating, maintaining and managing water systems similar in nature and character to the System.
         d. No litigation is pending or threatened (or reasonably foreseeable) against the Contract Partner which would impair its ability to perform its duties and obligations under this Agreement.
         e. At all times during the term of this Agreement, the Contract Partner shall keep the System and all components thereof free from any and all liens and encumbrances arising out of or in connection with its operation, maintenance and management of the System or any acts, omissions or debts of the Contract Partner, its parent, any of its subsidiaries, or any of its subcontractors.
         f. At all times during the term of this Agreement, the Contract Partner (or Guarantor) shall meet and maintain the Minimum Financial Criteria, as set forth in Schedule 4, and will maintain the irrevocable letter of credit.

                      ARTICLE VI

        OPERATION, MAINTENANCE AND MANAGEMENT OF THE SYSTEM

         Section 6.1. General.         (a)  The Contract Partner shall
operate, maintain and manage the System at all times on behalf of the City in compliance with all State, Federal and local laws and regulations, permits and in accordance with the terms and provisions of this Agreement. The Contract Partner, at all times, shall keep the System in good repair and working order and shall manage, operate and maintain the System in a professional, efficient and economical manner, all in accordance with the terms and provisions of this Agreement, sound operating practice and prudent industry and utility practice. The Contract Partner shall perform periodic testing of the System, including, without limitation, testing of meters and AMR equipment installed in the System in accordance with Section 6.14 hereof, all as shall be required in accordance with prudent industry and utility practice.
         (b) The City shall have the right (upon reasonable notice) from time to time or at any time to inspect the System and/or the operation thereof by the Contract Partner.

         (c) The City shall have the right to continuously monitor and review the performance of the System and the operation, maintenance and management thereof by the Contract Partner, and if the City so chooses, the City shall be entitled to hire a consulting engineer and/or other consultant at its cost for purposes of conducting such monitoring and review activities. The Contract Partner shall keep such records of all pertinent operating data and information relating to the System, including accounting and financial records, as prudent industry and utility practice shall require. The City shall, upon reasonable notice, have continuous and unrestricted access to all components of the System, including, without limitation, all operating, monitoring and financial data and information relating to the operation of the System required to be kept by the Contract Partner in accordance with this Section and
Section 6.13 hereof. The City shall use its best efforts so as not to disrupt the operation of the System. The Contract Partner shall be obligated to provide the City, upon reasonable request, with copies of all operating data, accounting, financial and other information kept by the Contract Partner in accordance with this Section and Section 6.13 hereof. If requested by the City, the Contract Partner shall provide monthly or quarterly status reports to the City that set forth basic operating and financial information relating to the System for the previous month or quarter, as the case may be.
         (d) Except for the inventory items referred to in Section 6.2, below, which the Contract Partner shall have the right to use without charge in the performance of this Agreement, the Contract
Partner shall provide, at its cost and expense, all labor, materials, machinery, vehicles, equipment, office equipment
(copiers, typewriters, computers, etc.), fuel, power, chemicals, supplies, materials, spare parts, expendables, consumables, testing and laboratory analysis, and all else necessary therefore or incidental thereto for the operation, maintenance and management of the System in accordance with the terms and provisions of this Agreement and in accordance with applicable laws, ordinances and regulations.
         (e) The Contract Partner shall respond as soon as possible after notification to all customer problems and emergencies relating to the System and shall initiate a response as follows:
(1) main breaks or emergencies -- as soon as possible but not later than 2 hours; (2) customer complaints -- within 24 hours or the next business day; (3) utility markout -- in accordance with applicable law; and (4) all other -- within a reasonable amount of time.
         The Contract Partner shall maintain at all times during the term of this Agreement a toll-free 24 hour telephone number where customers of the System can report any emergencies. In addition thereto, if available and practicable, the Contract Partner shall provide, within the geographical limits of the City, a centrally located collection office (such as a bank) where customers of the System may pay their bills during normal business hours Monday through Friday. Further, the Contract Partner shall maintain a "drop box" in the City Hall Building.
         (f) The Contract Partner shall provide, during the term of this Agreement, free water service to the City offices, public buildings and other entities identified in Schedule 6 hereto, including free water service to the City fire department and all fire department and street cleaning related activities for public use. The City shall not be required to pay any hydrant fee during the term of this Agreement. The Contract Partner shall also comply with the provisions of N.J.S.A 40A:31-10.
         (g) All repairs and/or improvements to the System shall be made by the Contract Partner in accordance with City ordinances.
         (h) The Contract Partner shall (i) provide routine maintenance, including, but not limited to, preventative maintenance tracking, corrective maintenance scheduling and spare parts inventory control, cleaning and lubrication of service equipment, equipment inspections, calibrations and adjustments of System, equipment and tools in accordance with industry standards and manufacturer's recommendations, whichever is more stringent,
(ii) perform appropriate testing and sampling in accordance with industry standards and regulatory requirements, (iii) develop and implement an emergency management plan, and (iv) develop and periodically update operation and maintenance manuals.
         Section 6.2. Inventory. The Contract Partner will be responsible for submitting a complete inventory listing, the quantity and condition of all spare parts, equipment, tools, supplies, materials and chemicals currently at the System's sites, within four (4) weeks of the Commencement Date. The Contract
Partner shall provide the City with the same quantities or equivalent inventory upon termination of the Agreement. During the term of the Agreement, the Contract Partner shall maintain an up-to-date inventory list and will maintain a reasonable number of spare parts in stock (including standard lubricants, long-lead-time replacement items and similar items) which it believes is appropriate for continuity of operations.
         Section 6.3 Maintenance Management Program.  The Contract
Partner shall develop and implement a comprehensive microcomputer-based maintenance management program that develops readily available historical data, including an inventory of spare parts and provisions for enforcing existing equipment warranties and guarantees and maintaining all warranties on new equipment purchased after Commencement Date, and of providing documentation of same to the City for the System. Such a comprehensive maintenance management program shall include preventative, predictive, and corrective maintenance for all components of the System, including:

                  Electrical systems and instrumentation
                  Mechanical equipment
                  Monitoring and sampling equipment
                  SCADA Systems


The maintenance management program shall:

                  Ensure efficiency, long-term reliability and conservation of the System capital investment.

                  Be in accordance with industry standards; local, state and federal codes; manufacturer's equipment recommendations; and existing O&M Manuals.

                  Provide for timely updating and/or generation of O&M
                  Manuals.

                  Be performed at regular intervals and in sufficient detail as required by the City.

                  Be documented as required by the City.

                  Provide enforcement of existing equipment warranties or guarantees and maintain all warranties on new equipment purchased after the effective date of the Agreement.

          No modifications or major maintenance affecting the appearance of System under this Agreement shall be performed without prior written approval of the City.
         Section 6.4 Software Program. The Contract Partner shall provide computerized software packages for all functions of the System, including, but not limited to:
                  Data management
                  Water System maintenance
                  Water Quality Control and Data Management
                  Administration
                  Billings and Collections

         Computerized programs may be those currently in use by the City for the System. Programs shall be capable of interfacing with other City functions if and as required.
         Section 6.5. Testing and Laboratory Analysis. The Contract Partner, at its sole cost and expense, shall perform, or cause to be performed, all laboratory sampling and analyses, and reporting, as necessary for compliance with all Federal, State, local or other regulations and requirements, as well as that as is customary for process monitoring and control.

         Sampling and testing procedures shall conform to the then current edition of Standard Methods for the Examination of Water and Wastewater or be in accordance with testing requirement of the applicable regulations or permits. All testing shall be performed by a New Jersey certified laboratory and the Contract Partner shall prepare the data received from the testing laboratory for all applicable regulations or permits monitoring and operating reports and shall deliver such results to the appropriate state and regulatory agencies.
         Testing for the potable Water System facilities shall include, but not be limited to, lead, copper, corrosiveness, alkalinity, and all other tests required by NJDEP or USEPA for a system that services a population in excess of 50,000 and that purchases all of its supply from other purveyors. The number, frequency and location of tests shall be in accordance with the applicable provisions of the regulations, including the Lead and Copper Rule, 40 CFR 141, et seq.
         Section 6.6 Reporting Requirements.
         (a) The Contract Partner shall comply with all reporting requirements related to its operations and the operation, maintenance and management of the System, as mandated by Federal, State and local laws and regulations and Permits.
         (b) The Contract Partner shall provide comprehensive monthly, year-to-date and annual reports in a format satisfactory to the City and regulatory agencies for each function or activity of the System, including, but not limited to:

         Operating parameters laboratory analyses, maintenance plans and activities including conditions of the System, water quality results, water produced or purchased vs. water sold, equipment and parts inventories, manpower utilization, repairs, service calls and responses and other relevant information; and

         Safety reports regarding accidents, injuries, and damage to City property and other relevant information;

         (c) The Contract Partner shall maintain up-to-date financial records as they apply to the Services rendered under the terms of this Agreement. All financial statements will be kept in accordance with generally accepted accounting principles.
         (d) The Contract Partner shall provide the City with its periodic financial reports as they apply to the Services rendered under the terms of this Agreement. At a minimum, such reports shall include the following:
                  (i) Monthly reports on or before the twenty fifth (25) day of each successive month and a cumulative report as of the end of each Contract Year as follows:
                           (A) a summary account activity report showing the
                  aggregate balance of accounts receivables from customers at the end of the preceding month, billings to customers for the preceding month, collections from customers during the preceding month, adjustments to customers' accounts and aggregate balances of accounts receivable from customers at the end of the preceding month. The report shall provide a breakdown as classes of users and components of billings, collections and adjustments as to

                  Base Service Rate, the Pass-through Charge, Pass-through
                  Credit.
                           (B) a report showing the total cubic feet of water
                  purchased and sold for the preceding month and the
                  cumulative totals for the Contract Year, the
                  corresponding billings for the preceding month and
                  Contract Year as set forth in the summary account
                  activity report in accordance with this Agreement, and
                  the total cubic feet of water sold for the Contract Year
                  in excess of 635,030,000 total cubic feet.
                           (C) a cumulative analysis as of the end of the preceding month showing the following information with respect to any Pass-through Charge or Pass-through
                  Credit:
                                    (I) Total amount of Pass-through Credit or
                           Pass-through Charge to be recovered during the Fiscal Year pursuant to Article VIII;
                                    (II)Total amount of Pass-through Credit or
                           Pass-through Charge collected within the Total User Charge Rate as of the end of the preceding month;
                                   (III) The balance of the Pass-through Credit
                           or Pass-through Charge, to be recovered or the excess Pass-through Credit or Pass-through Charge;
         (e)      On or before each January 25, April 25, July 25, and
October 25, a quarterly detailed accounts receivable trial balance showing the individual customers and their respective account balances as of the preceding December 31, March 31, June 30 and
September 30, respectively, as reconciled with the ending balance of accounts receivables in the summary account activity report submitted pursuant to Section 6.6 hereof.
         (f)      The Contract Partner shall deliver a year-end report to
the City consisting of a compilation of the monthly and quarterly reports set forth above certified by an officer of the Contract
Partner and delivered to the City within sixty (60) Days of the end of each Contract Year.  The Contract Partner shall also deliver a certified audit of the financial statements of the Guarantor on a consolidated basis prepared in accordance with Generally Accepted
Accounting Principles, consistently applied and certified by a certified public accountant within one hundred and twenty (120)
Days of the end of the Contract Partner's fiscal year.
         (g)      The Contract Partner shall provide such other reports as
may be reasonably requested from time to time by the City.
         (h) The Contract Partner shall submit audited financial statements to the City yearly.
         Section 6.7  Staffing.  (a)  The Contract Partner shall
provide a staff of qualified and experienced employees who have direct experience in operating, maintaining and managing potable water system similar in nature and character to the City's System, for operations, maintenance and management procedures, and shall provide such additional third party support as may be needed to perform its duties and obligations hereunder.  Said third parties shall be equally qualified for the particular services to be performed and shall not have any direct or indirect claim against the City whatsoever.  The Contract Partner at all times shall maintain the necessary number of employees, staff and third-party contractors to operate, maintain and manage the System in
accordance with the terms and provisions of this Agreement, to adequately maintain the System in good repair and to adequately operate the System to provide good service to the customers, and protect the health, welfare and safety of the citizens of the City.
         (b)      The Contract Partner shall provide: (i) qualified
management, supervisory, technical, laboratory, operating
personnel, and personnel with licenses as required by the State of
New Jersey for operation of the System; (ii) an on-site manager for day-to-day supervision; (iii) specialists, as may be necessary, in water quality control, instrumentation, troubleshooting, emergency management, and similar circumstances; and (iv) office and clerical support staff as necessary.
         (c)      The Contract Partner shall provide a
technical/engineering support group that will provide on-call backup advice and water quality control, management, maintenance and System repair to assist the operational staff and ensure performance of obligations hereunder.
         (d)      The Contract Partner shall provide an organizational
chart, listing, job classification, and number of staff proposed for the transition phase and the full time operation.  The
organization chart shall indicate the staffing for each element of the System, including laboratory/testing personnel and the licensed individuals/positions necessary to satisfy regulatory requirements and provide operations and maintenance services in a responsible professional manner.
         (e)      The Contract Partner shall provide ongoing training
programs for all personnel in operations and maintenance
procedures, management, laboratory and process control, QA/QC,
Right-to-Know, safety, confined-space-entry, etc. as required for proper performance of their duties and for professional
development.
         (f) The Contract Partner's technical support group shall also provide assistance in the investigation, development and implementation of modifications in the System as may be appropriate or necessary for regulatory compliance, worker safety, or process improvement (e.g., corrosion control technologies, substitutions for certain chemicals, disinfection, etc.).  Changes which could constitute a Capital Improvement that would impact the projected rate structure will only be performed upon prior written approval of the City.
         (g)      Elizabethtown Water Company shall offer employment
(subject only to Elizabethtown Water Company's standard medical pre-employment testing) to all existing Water System employees identified on Schedule 8 at comparable salary and benefit levels as to that which is currently offered by the City.  Any such person who accepts such offer of employment by the Elizabethtown Water
Company shall work under the direct management and supervision of
Elizabethtown Water Company.  Elizabethtown Water Company may
terminate such employees for cause in accordance with Elizabethtown
Water Company's Collective Bargaining Agreements and general
personnel policies.   The use of such employees by the Contract
Partner in the performance of the Services shall in no way relieve or excuse the Contract Partner from performing the Services in accordance with this Agreement or from any liability resulting from its failure to so perform.
         Section 6.8 Licenses. The Contract Partner or an approved Subcontractor shall acquire and hold, or cause its personnel to acquire and hold, all required State, Federal and local approvals, licenses, permits, and certifications necessary to operate, maintain and manage the System in accordance with the terms and provisions of this Agreement.
         Section 6.9   Compliance with Laws and Regulation and
Permits.
         (a) The Contract Partner, and the approved Subcontractor (as applicable) shall comply with the Safe Drinking Water Act ("SDWA"), the Water Pollution Control Act (the "Clean Water Act"), the
Resource Conservation Recovery Act, as amended ("RCRA"), the
Comprehensive Environmental Response, Compensation and Liability
Act as amended ("CERCLA"), Occupational Safety and Health Act
("OSHA") and any other applicable local, state and federal laws, codes, ordinances and regulations as they pertain to the System and their operation. The Contract Partner shall pay all regulatory fines and penalties, without limitations, assessed against the City and/or the Contract Partner for non-compliance resulting from the actions, or lack of action, of the Contract Partner throughout the duration of the term of the Agreement. In the event that any fine or penalty is incurred which was caused in whole by a condition which existed prior to the Commencement Date and could not through the exercise of reasonable due diligence been discovered by Contract Partner, then the City will remain responsible for the payment of such fine or penalty. In the event that any fine or penalty is imposed which was caused in part by conditions that existed prior to the Commencement Date and could not through the exercise of reasonable due diligence have been discovered by Contract Partner, the City will pay a portion of the fine or penalty in an amount equal to its degree of responsibility.
         Except as provided in Section 6.14(d)(ii), the Contract
Partner shall comply with and shall satisfy, and shall pay all costs or fees associated with, all regulatory requirements pertaining to the above including, but not limited to, public notification in the event of non-compliance with drinking water standards, including, but not limited to, those associated with the Lead and Copper Rule.
         (b)  The Contract Partner shall comply with all applicable
State, Federal and local laws, regulations and ordinances, including, without limitation, all environmental laws and regulations as they apply to the System and will comply with all Permits issued for or with respect to the System. The Contract
Partner will maintain existing Permits (currently held by the City) and will pay all costs associated therewith, including annual fees.
In the event that during the Term of this Agreement, any existing

Permit must be renewed, or additional Permits are required, the
Contract Partner shall be responsible for obtaining, including filling out required application forms, supplying required data, and payment of required fees, for such Permits or Permit renewals.
All additional and renewed Permits shall be in the name of the City
as the permittee.   This provision shall not be construed to
require the Contract Partner to make System Capital Improvements and/or Repairs beyond those required by the terms and provisions of this Agreement.
         (c) On and after the Commencement Date, the Contract Partner shall operate the System in compliance with all laws and Permits as is required by the terms and provisions of this Agreement. The
Contract Partner shall indemnify and hold the City harmless from any fines or penalties assessed by the regulatory agencies during the Term of this Agreement for any and all violations of applicable laws, regulations or Permits committed by the Contract Partner, its agents, servants or employees and not attributable to the City.
         (d) All Services to the System shall be performed by the Contract Partner in accordance with City ordinances for work in the City, including, but not limited to, securing all necessary road opening permits.
         Section 6.10 Safety and Security. The Contract Partner shall provide for and maintain security and safety for all System assets contemplated under this Agreement.
         The Contract Partner shall conduct all operations, maintenance and management of System in compliance with applicable health and safety regulations including, but not limited to: OSHA, general industry regulations including requirements for confined space entry, respiratory protection and hazard communication; EPA regulations on emergency planning and notification under CERCLA, 40
CFR Part 355; and EPA regulations on hazardous chemical reporting and community right-to-know, 40 CFR Part 370.
         Section 6.11 Continuity of Service. The Contract Partner shall cooperate in good faith with the City, its agents, contractors, and subcontractors and shall provide for the orderly transition of Services from the City and/or its contractors to the Contract Partner without interruption or disruption of Services and without adverse impacts to the customers or to the System of the City.
         In the event of termination of this Agreement, the Contract Partner shall provide for continuity of Services during transition of operations back to the City or to another contractor of the City and shall provide for the continued use and useability of the System.
         The Contract Partner shall make such provisions as are necessary to assure that the System shall not be shut down for any period of time due to strikes, lock-outs or labor problems.
         In the event a labor action, stoppage or dispute which disrupts or prevents the Contract Partner's employees or its subcontractor's employees from entering upon and working on any part of the System or any affected portion thereof, the Contract
Partner shall, at its sole cost, seek appropriate legal injunctions, remedies, or court orders. In any event, the Contract Partner shall continue to operate the System or any affected portion thereof through the use of office personnel, management, or other resources at its disposal. The Contract Partner shall always maintain operation of the System to protect the health, welfare, and safety of the customers of the System and the residents of the City.
         Section 6.12 Emergency Situations. The Contract Partner shall promptly initiate a response to all problems and emergencies relating to the System in accordance with Section 6.1(e) and shall maintain at all times during the term of this Agreement a toll-free 24-hour telephone number where customers of the System can report any emergencies.
         The Contract Partner shall immediately notify the City and appropriate State officials, including the DEP hotline, of any activity, problem, or circumstance that threatens the safety, health or welfare of the users of the System, and especially any event that threatens the drinking water.
         In the event of damage or destruction of the potable Water
System or any emergency which, in the reasonable judgment of the Contract Partner, is likely to result in material loss or damage to the System or constitute a material threat to human health or safety, the Contract Partner may suspend operations of the System. Emergency repairs as are necessary to mitigate or reduce such loss, damage or threat to human health or safety shall be done in consultation with the City. Notification of emergency/non-compliance events within the System shall be in accordance with permit requirements and an emergency plan (to be developed by the Contract Partner that shall be submitted to and approved by the City and NJDEP) and any subsequent amendments or modifications thereto.
         The Contract Partner shall respond to emergencies and unusual circumstances in accordance with applicable regulations and requirements and with such personnel and equipment as necessary to maintain or restore the operations of the System in a timely manner with the least possible disruption or inconvenience to the users of the System.
         Section 6.13 Access to System and Records. Upon reasonable notice, the City shall have the right from time to time or at any time to inspect the System and/or the operation thereof by the Contract Partner.
         The Contract Partner shall make provision for, and shall permit and facilitate 24-hour per day access to the System by City personnel. Visits may be made at any time by any of the City's employees or agents so designated by the City. Keys for the System shall be provided to the City by the Contract Partner. It is understood that all visitors shall comply with the Contract
Partner's operating and safety procedures and shall not unreasonably disrupt the Contract Partner's operation of the System.
         The City shall have the right to continuously monitor and review the performance of the System and the operation, maintenance and management thereof by the Contract Partner and, if the City so chooses, the City shall be entitled to hire a consulting engineer and/or other consultant at its cost for purposes of conducting such monitoring and review activities.
         The Contract Partner shall keep such records of all pertinent operating data and information relating to the System, including accounting and financial records, as prudent industry and utility practice shall require. The City shall have continuous and unrestricted access to all components of the System, including, without limitation, all operating, monitoring and financial data and information relating to the operation, maintenance and management of the System required to be kept by the Contract
Partner in accordance with the Agreement. The Contract Partner shall be obligated to provide the City, upon reasonable request, with copies of all operating data, accounting, financial and other information kept by the Contract Partner in accordance with this Agreement. The Contract Partner shall be responsible to provide all operating data, accounting, financial and other information requested by the City.
         Section 6.14  Additional Responsibilities.
         (a)      General.
         (i) The Contract Partner shall develop and provide a microcomputer-based process control system which furnishes complete and accurate records and regulatory reports in a format acceptable to the City and to the NJDEP. The system should be capable of readily providing historical data and trends.

         (ii) The Contract Partner shall develop and maintain a computer model of the Water System capable of being used to identify problem areas that require Capital Improvements or intensive maintenance activities. The Contract Partner shall secure a license for such computer model systems, pay all fees and charges, including necessary upgrades and upon the end of the term of this Agreement transfer to the City the program equipment and required computers at no additional cost to the City.
         (iii) The Contract Partner shall perform periodic testing of the System, including, without limitation, testing of the meters and AMR equipment installed in the potable water System in accordance with prudent industry and utility practice. Meters shall be calibrated in accordance with manufacturer requirements.
         (iv) All sludges, scum, grit, screenings, trash and refuse generated by or resulting from the operations of the Water System shall be disposed of in accordance with applicable regulations pertaining thereto.
         (v) The pressures of the System shall be monitored so that service and fire fighting capabilities within the Water System can be evaluated.
         (vi) All hydrants shall be flushed once a year and the condition and maintenance performed on the hydrants shall be recorded. All hydrants found to be broken or inoperable shall be bagged and shall be within one business day replaced or repaired.

         (vii) All water mains which become frozen or break shall be repaired or replaced immediately so as to minimize disruption of customer service.
         (viii) All inoperable, inaccurate or broken water meters shall be replaced within one business day of discovery. After the initial change-out, all meters over twenty-five (25) years old shall be replaced.
         (ix) Maintenance and operations of the Water System shall also include, but not be limited to, the following:

                  Removal and replacement of broken or inoperable valves and/or hydrants

                  Repair of main and service breaks

                  Calibration of meters as required

                  Hydrant flushing and maintenance, including repair or replacement

                  Removal and replacement of broken, inaccurate or inoperable customer meters

                  Reading of meters as required for billing purposes

                  Disposal of all sludges, screenings, grit, debris, trash, etc. from the System

                  Valve exercising and maintenance, including repair or replacement.

                  Sampling, testing analysis, reporting, billing and collections

                  All else necessary therefor or incidental thereto to protect the health, safety and welfare of the customers and as required by industry standards and utility practices.

         (x) Improvements which could constitute a Capital Improvement which would impact the projected rate structure will be performed only by or on behalf of the City and in the City's sole discretion.
         (xi) The Contract Partner shall provide free water service to the Municipal Building, the Library, and all other City offices and Public and Quasi-Public Facilities as identified in Schedule 6, attached hereto. The Contract Partner shall also provide free water service for all City Fire Department related activities and City street cleaning activities for Public use. The City shall not be required to pay any hydrant fee or any other water service related fees during the term of this Agreement.
         (b)      Meters.
         (i) The Contract Partner shall install within two (2) years after the Commencement Date, at its sole cost and expense, Automatic Meter Reading (herein called "AMR") equipment and new water meters for each customer of the Water System whose meter becomes more than 10 years old within two (2) years of the Commencement Date. Thereafter during the term, the Contract
Partner shall at its sole cost and expense develop and implement a program of meter replacement and/or rebuilding such that no meter in the System exhibits unacceptable accuracy levels. Meters that are older than twenty-five (25) years shall be replaced at Contract Partner's sole cost and expense. The AMR equipment shall be compatible with the remote registers as are in use as of the Commencement Date. However, the Contract Partner shall, within the first five (5) years after the Commencement Date replace all remote registers with computer compatible AMR equipment and shall develop and implement a computer program for billing and collections at Contract Partner's sole cost and expense. The City shall provide all reasonable and necessary assistance to the Contract Partner in order to expedite the installation/replacement process.
Notwithstanding anything in this Agreement to the contrary, failure to install meters and AMR devices due to circumstances beyond the control of the Contract Partner, including denial of access for purposes of installation, shall not constitute a default by the Contract Partner under this Agreement.
         (ii) The Contract Partner shall obtain the City's prior approval for the type of meter installed, and shall assign all manufacturing warranties and representations to the City upon conveyance of the title to the meters and AMR equipment to the City at no cost to the City. The Contract Partner will obtain AMR equipment and meters that are comparable with those meters that are currently in use in the City.
         (iii) Title to the installed AMR equipment shall be in the name of the City, conveyed by the Contract Partner to the City, at no cost to the City, after a reasonable time period for the retirement of the cost incurred by the Contract Partner or by the date of termination, whichever occurs first.
         (iv) As soon as practicable after completion of the installation of the meters and AMR equipment in accordance with subsection (a) hereof, the Contract Partner shall deliver to the City a certificate, signed by an authorized officer of the Contract

Partner, certifying to the City the actual cost and expense of installing the meters and AMR equipment.
         (v) The Contract Partner is responsible for maintaining, rehabilitating and, as necessary, replacing all meters and AMR equipment that may be required during the Term of this Agreement, such that no meter within the System exhibits unacceptable accuracy levels or is greater than twenty-five (25) years old and that all AMR equipment is functioning within its intended design parameters at no additional cost to the City.
         (c) Wholesale Water Supply. On and after the Commencement Date, the Contract Partner shall (i) perform all of the obligations of the City under the agreements with Elizabethtown Water Company and the City of Newark, its current suppliers of wholesale water, copies of which are attached hereto as Schedule 9, or any successor wholesale water supply contract (hereinafter collectively referred to as, the "Water Supply Contract"), including, without limitation, the obligation to pay all bills rendered to the City by the suppliers pursuant to each Water Supply Contract, and (ii) have the right to exercise all of the rights of the City as applicable regarding such interconnections, except for the right to terminate the Water Supply Contract, which right remains exclusively with the City. The Contract Partner shall keep the wholesale supply ratio as closely as possible to that existing as the 12 month average for the 12 months immediately preceding the Commencement Date, consistent with the hydraulic design of the system. (iii) Any increases in water charges charged by Elizabethtown Water Company shall only become effective upon the users of the system upon a showing by Guarantor that such rate increase has been approved in an adjudicatory proceeding, wherein the Board of Public Utilities has concluded that such increase is just and reasonable:
         Any bills or invoices received by the City pursuant to the Water Supply Contract shall be promptly forwarded to the Contract Partner. Any bills so forwarded to the Contract Partner shall be reviewed by the Contract Partner, verified for accuracy and thereafter paid by the Contract Partner. If the Water Supply
Contract is terminated for any reason prior to its stated expiration date, then, upon request of the City, the Contract
Partner shall be obligated to provide the City with a water supply on a wholesale basis, and comparable in quality in all material respects, at a price not to exceed the price the City would have been charged for wholesale water supply pursuant to the applicable
Water Supply Contract. If the Water Supply Contract terminates at its stated expiration date prior to the termination of this Agreement, then, upon the request of the City, the Contract Partner shall be obligated to provide the City with a water supply on a wholesale and comparable in quality in all material respects basis for the remaining term of this Agreement at a price not to exceed the highest price charged to the City under the Water Supply
Contract, unless otherwise agreed to by the City and the Contract
Partner.

         (d)      Water Quality Standards.
         (i) The Contract Partner shall comply with the Safe Water Drinking Act (SWDA) and all other Federal, State and local regulations concerning safe drinking water standards during the term of this Agreement.  The Contract Partner shall indemnify and hold the City harmless from any fines or penalties assessed by the regulatory agencies during the term of this Agreement for any and all violations of applicable laws or Permits committed by the
Contract Partner, its agents, servants or employees, including attorneys fees and consultants costs incurred as a result of non-regulatory compliance.
         (ii) The Contract Partner shall have no obligation to indemnify the City for any fines or penalties assessed for conditions that pre-exist the Commencement Date and that constitute violations of any current Federal, State or local water quality laws or regulations.  The City shall disclose to the Contract
Partner any and all such conditions known to the City as soon as practicable.
         Section 6.15               Operations Committee.
         The City and the Contract Partner shall establish a formal Operations Committee, which shall meet every three (3) months to discuss issues related to the operation, maintenance and management of the System; to receive and review reports; and to confer
generally as a means of enhancing communication between the City and the Contract Partner. In addition to such quarterly meetings, representatives of the Contract Partner shall be available to meet with the Mayor and members of the City Council of the City or their authorized representatives as reasonably requested by the City.
ARTICLE VII.  SYSTEM CAPITAL IMPROVEMENTS
         Section 7.1 General.         Unless otherwise agreed to by the
City and the Contract Partner, or as otherwise provided in this Agreement, the City shall be responsible for financing all Capital Improvements to the System. The Contract Partner shall be responsible for implementing such Capital Improvements on the terms and conditions mutually acceptable to both parties subject to and in accordance with applicable law.  If the City and Contract
Partner are unable to agree, the City reserves the right to
implement such Capital Improvement.
         All Capital Improvements, whether constructed by, or on behalf of the City placed into service within the System of the City shall become the property of the City.
         Section 7.2                Capital Improvement Plan.
         Based upon its hydraulic model, the Contract Partner shall, at its sole cost and expense, develop a Capital Improvement plan within 24 months of the Commencement Date identifying major
expenditures that will be necessary for the System to restore, maintain, replace or upgrade the facilities or equipment for efficiency, safety, function and/or compliance with current and anticipated regulatory requirements (the "Capital Plan"). The
Contract Partner shall develop the Capital Plan in consultation with the City, who shall assist the Contract Partner in said development to assure that any work deemed necessary by the City is carried out in accordance with prudent utility practice and in a manner which does not jeopardize the Contract Partner's ability to provide safe adequate and proper service.
         Section 7.3 Capital Financing Plan. It is anticipated that Capital Improvements will be financed by the City through payments made by Contract Partner into the City Payment Fund. The Contract Partner represents that the Revenues generated by the rate schedule as identified in Schedule 7 supports payments by the Contract
Partner to the City into the City Payment Fund in the amounts and at the times as identified in Schedule 1, as well as all other operation, management and maintenance costs related to the System.
The City and the Contract Partner agree to meet prior to the City obtaining any financing in order to determine whether any alternatives are available that would permit the Contract Partner
(or the City) to obtain more beneficial financing terms.
         Section 7.4 Capital Improvement Fund. The City shall establish a Capital Improvement Fund, which shall be used to pay for any Capital Improvements or at the election of the City the cost of Repairs which are the responsibility of the City under
Section 7.6 and which are not treated as Pass-through Charges.
Within such Fund, there will be a Bond Proceeds Account, which, unless provided otherwise in any financing documents, shall receive the proceeds of any financings of the City and a City Account which shall hold monies to be paid from the City Payment Fund. All payments for Capital Improvements and such Repairs shall be paid first from the Bond Proceeds Account until such Account is
extinguished, and thereafter from the City Account. The City shall maintain a reserve in the City Account in such amounts as determined by the City Engineer and Business Administrator as
needed or anticipated for Capital Improvements and such Repairs.
Any excess amount not needed may be paid to the City to be used for any System purpose.  To the extent the City withdraws funds from the City Account and requires future Capital Improvements which cannot be supported by payments into the City Payment Account under
Section 8.8, the City may either make up the shortfall or increase the Total User Charge Rate.  Except as indicated above, in the event that any monies in the Capital Improvement Fund at the end of any Contract Year are not fully expended, said monies will continue to be held in the fund to be used for additional Capital
Improvements.
         Section 7.5 City Payment Fund.  Payments shall be made into the City Payment Fund pursuant to Section 8.8. At the end of each month, the City shall reserve the portion of the monies in the City Payment Fund as needed by the City to pay debt service on any City indebtedness issued with respect to the System (which amounts on a monthly basis shall not be greater than 1/12 of the annual principal amount and 1/6 of each semi-annual interest payment calculated as of the subsequent payment date). The balance of the monies in the City Payment Fund shall be deposited as of the end of each month into the City Account of the Capital Improvement Fund.
         Section 7.6 Repairs. The cost of any Repair shall be
allocated as follows:  (i) the first $50,000 per occurrence shall be borne by the Contract Partner; and (ii) the costs in excess of $50,000 per occurrence shall be borne by the City.
         Notwithstanding anything in this Agreement to the contrary, any and all corrective work required for the Water System,
including hydrant repairs or replacements and valve repairs or replacements, shall be deemed a Repair and the implementation thereof shall be the responsibility of the Contract Partner.
         In the event the Contract Partner deems an element of work to be a Capital Improvement or believes a Repair will cost in excess of $50,000, then, prior to initiating said work, the Contract
Partner shall (i) immediately notify the City of the need to perform such work; (ii) provide the City with an explanation of the reasons why such work is necessary; and (iii) provide an estimate of the cost of such work.  The City shall have the option of performing the work itself, or authorizing the Contract Partner to perform such work. If authorized, all such work will be performed by Contract Partner subject to cost substantiation.
         If the cause of the work results from negligence of the Contract Partner, its agents, subcontractors and/or employees, then the Contract Partner shall be responsible for all costs, without limit, of such work.
         Section 7.7 Emergencies or Improvements Required by Law.
In the event that a Capital Improvement is required (a) in order to continue to provide water service to the residents, (b) to be made to the System in order to comply with applicable Federal, State or local law, or (c) if the failure to make a Capital Improvement will jeopardize the health and safety of the residents of the City or the public welfare, the City shall be obligated to implement such Capital Improvement or to direct the Contract Partner to implement the Capital Improvement, as soon as practicable under the
circumstances.  In the event of an emergency that imminently threats the public health, safety or welfare or threatens the integrity of the System, the Contract Partner shall immediately take corrective action and promptly notify the City.
ARTICLE VIII.  FINANCIAL TERMS.
Section 8.1.  he Initial Payments.
         a) Initial Concession Payment. On or before the later of the Contract Date or June 2, 1998 the Contract Partner will pay to
the City the sum of $19,000,000.   If this Agreement is terminated
prior to Commencement Date, the Contract Partner shall be entitled to the return of the Initial Concession Payment with interest earned thereon.
         b) Debt Retirement Payment. On the Contract Date, the Contract Partner will pay to the Trustee [Three hundred and twenty-eight thousand, six hundred and ninety-six Dollars ($328,696)], equal to the Debt Retirement Payment. The Debt Retirement Payment shall be used by the City to retire the City's entire outstanding indebtedness as related to the City's Water System.
         c) City's Procurement Cost. On the Contract Date the Contract Partner shall reimburse the City for all of its costs related to the procurement of the Services in an amount not to exceed $400,000. The actual amount of these costs will be calculated as of the Contract Date.
         Section 8.2 The Additional Concession Payments. On or before June 2, 1999, the Contract Partner shall pay to the City the sum of $12,000,000. In addition, on or before June 2, 2000, the Contract Partner shall pay to the City the sum of $19,000,000.
         Section 8.3 Revenue Sharing. If, during any Contract Year, the water sold by the Contract Partner shall exceed 635.03 million cubic feet then the Contract Partner shall pay over to the City, on or before thirty (30) days following the end of such Contract Year, 75% percent of the net Revenues. Net Revenues shall be calculated as follows:
         Base Service Wholesale Rate - Purchase Price =  Net Revenues

         Section 8.4  Establishment and Collection of Rates, Fees and
Charges.
         (a) Prior to the Commencement Date, the City shall, to the extent permitted by law, increase its base service rates for the Water System to at least the rate identified in Schedule 7.
         (b) Prior to the beginning of each Contract Year (unless otherwise agreed to between the parties) the City, to the extent permitted by law, shall establish the Total User Charge Rate for the Water System for the Contract Year, which shall include at least the Base Service Rate, the Pass-through Charge and/or Pass-through Credit as determined in Section 8.4(c). The Total User

Charge Rate may not be adjusted except as explicitly set forth in accordance with the terms and conditions of this Agreement.
         (c) Pass-through Charges and Pass-through Credits will either be permanent Pass-through Charges and Pass-through Credits and result in an adjustment to the Total User Charge Rate for all future Contract Years or a one-time Pass-through Charge or Pass-through Credit and result in an adjustment to the Total User Charge
Rate only for the following Contract Year (unless not recovered in full in such year). The City may elect to amortize a one-time
Pass-through Charge or Pass-through Credit as an adjustment to the Total User Charge Rate over future Contract Years, provided the
Contract Partner is compensated in full by the end of the following Contract Year for Pass-through Charges.
         Notwithstanding the forgoing, the following provisions shall apply with respect to the $113.00 per million gallons difference in water rates charged by The City of Newark between 1997 and 1998:
one-half (1/2) of such difference shall be a permanent Pass-through
Charge for the Contract Year beginning on July 1, 1999 and one-half
(1/2) of such difference shall be a permanent Pass-through Charge for the Contract Year beginning on July 1, 2000.
         Any Pass-through Charge and/or Pass-through Credit shall adjust the Total User Charge Rate by using the estimated volume of billable water usage for the immediately following Contract Year
(unless otherwise agreed to by the parties) to be included in the Total User Charge Rate that will take effect for such immediately following Contract Year. The Contract Partner and the City shall calculate and agree to the amount of such increases or decreases, and complete such calculation in a timely manner for such increases or decreases to be included in the Total User Charge Rate effective the immediately following Contract Year. In the event that at the end of such Contract Year the amount of such Pass-through Charge or Pass-through Credit actually collected or to be credited is less than or greater than the actual amount of the Pass-through Charge or the Pass-through Credit, then the amount of the short fall or the excess, as the case may be, shall be recouped or credited, as applicable, in the Total User Charge Rate in the subsequent
Contract Year as a Pass-through Charge or Pass-through Credit, as applicable. One time Pass-through Charges and Pass-through Credits will only affect the Total User Charge Rate in the following
Contract Year. Thereafter, the Total User Charge Rate will be readjusted to reflect repayment thereof. Notwithstanding, the parties may agree to amortize any repayment over the remaining term of the Agreement. [In the event any Pass-through Charge represents amounts paid by the City, such Pass-through Charge shall be paid to the City within thirty (30) days of the receipt thereof by the Contract Partner.]
         (d) The City shall be the sole authority in determining and establishing the connection fees to be charged to new customers of the System connecting with the System on and after the Commencement
Date. All such connection fees shall be established in accordance with the provisions of N.J.S.A. 40A-31-11 and all other charges shall be established per municipal ordinance. All such connection fees charges shall be billed and collected by and be the property of the City.
         (e)  All tapping fees shall be determined by the Contract
Partner. If the Contract Partner completes the connection work, the Contract Partner shall receive the tapping fee for such work.
The City shall approve such tapping fee and its approval shall not be unreasonably withheld.
         Section 8.5                Expenses.
         (a) The Contract Partner shall pay all expenses required for the normal operation, maintenance and management of the Water
System, including, but not limited to, those specifically identified in this Agreement.
         Section 8.6                Billing and Collections.
         (a) On and after the Commencement Date, the Contract Partner as agent for the City, shall be responsible for the preparation, maintenance, and collection of all bills and invoices to the users of both the Water and Wastewater System(s) and all costs and expenses associated therewith. The Contract Partner shall have no right to any revenues attributable in any way to the Wastewater
System. The billing practices employed by the Contract Partner shall be consistent with existing billing practices utilized by the City. The bill for both water and wastewater charges shall be separately identified on both portions of a single bill identifying Contract Partner as agent for the City in the collection of wastewater revenues.

         The Contract Partner shall deposit all funds collected from the users into a lock box (the "Revenue Fund") on a daily basis from which the City's trustee will disburse funds in accordance with Section 8.8.
         The City agrees to cooperate with the Contract Partner in collection matters and to use its statutory powers pertaining to any and all remedies granted to municipalities for purposes of collection. The Contract Partner, in addition to other monies paid to the City pursuant to the terms of this Agreement, shall reimburse the City for any and all costs and expenses, including reasonable attorneys' fees, incurred by the City in connection with the use of its statutory powers and remedies to enforce such collections.
         The Contract Partner shall promptly (within 24 hours or the next business day following a holiday or weekend) respond to all customer billing and collection questions, problems, and inquiries and shall maintain a toll free telephone number for customers of the System to handle such questions, problems and inquiries as may arise. The Contract Partner shall provide the City, upon request, a copy of the Contract Partner's written policy in dealing with customer service and complaints relating to billing and collection matters.
         To the extent practicable, the Contract Partner shall provide, within the geographical limits of the City, a centrally located collection office (such as a bank) where customers of the System may pay their bills during normal business hours Monday through

Friday. The Contract Partner shall also provide a "drop box" for customer use to be located in the City Hall.
         The Contract Partner shall initiate all work as required to implement and effect the billing and collection Services for both the Water System and the Wastewater System. All monies collected from the users of the Water and Wastewater System shall be paid into the lock box in accordance with the provisions contained herein.
         The Contract Partner shall be entitled to additional compensation for performing the Billing and Collection Services associated with the wastewater bill. Such additional compensation shall be allocated as a Pass-through Charge subject to cost substantiation in accordance with Section 10.14. No additional compensation will be permitted for any billing and collection matters that are a duplication of services performed by Contract
Partner as such is related to the Water System Billing and Collections Services.
         Section 8.7  Application of Rents, Rates, Fees and Other
Charges.
         (a) Notwithstanding anything in this Agreement to the contrary, the City specifically reserves the right to pay directly to the Contract Partner any Pass-through Charge in lieu of adjusting the Total User Charge Rate or finance such Pass-through
Charges and adjust future Total User Charge Rates.
         (b) Notwithstanding anything in this Agreement to the contrary, any rents, rates, fees or other charges for direct or indirect connection with, or the use of the services of, the Water
System that are collected by the Contract Partner on or after the Commencement Date and are in payment for connections made with, or services rendered by, the Water System prior to the Commencement
Date shall be paid over to the City by the Contract Partner as soon as practicable after receipt thereof by the Contract Partner but in no event greater than 30 days.
         (c) Notwithstanding anything in this Agreement to the contrary (except with respect to connection fees), any rents, rates, fees or other charges for the use by the customers of the Water System that are collected by the City on or after the termination date of this Agreement and are in payment for services rendered by Contract Partner prior to such termination date shall be paid over to the Contract Partner by the City as soon as practicable after receipt thereof by the City.
         (d) Except as provided in Section 6.14(c), if, prior to termination of this Agreement, the City enters into an agreement to obtain a source of wholesale water supply for the Water System pursuant to which the Contract Partner can purchase wholesale water for the needs of the Water System at a cost which is lower than the cost of water under the Water Supply Contract, then the Contract
Partner shall pay over to the City the savings realized by the Contract Partner as a result of such lower cost of water.
         (e) In accordance with Section 8.3, if during any one year period commencing on Commencement Date and each year thereafter, the water usage of the System shall exceed 635.03 million cubic feet of water sold in any given contract year, then the Contract
Partner shall pay over to the City, as soon as practicable after receipt thereof, 75% of the net revenue received by the Contract
Partner resulting from the usage of the System exceeding 635.03 million cubic feet of water sold per contract year.
         Section 8.8 Allocation of Revenues. The Contract Partner shall deposit on a daily basis all Revenues collected from the ratepayers of the Water and Wastewater Systems into a lock box maintained for the benefit of the City and the Contract Partner as their interests may appear. The Contract Partner shall on a daily basis determine the appropriate allocation of deposits as between Water System Revenues and Wastewater System Revenues and direct that such amounts thereafter be deposited into separate water and wastewater accounts (hereinafter referred to as "Water System
Account" maintained by the holder of the lock box and "Wastewater
System Account" of the City, respectively) and direct the holder of the lock box to make disbursements prioritized as follows:
         (a)      Water System Account
         Unless required otherwise in any financing documents related to any System Indebtedness, the holder of the lock box shall, disburse funds on a daily basis from the Water System Account as follows:
                  (i) To the City, all Revenues generated from the Water System prior to the Commencement Date.

                  (ii) To the City Payment Fund, an amount equal to 1/365 of the amounts reflected on Schedule 1 plus 1/365 of any Pass-through Charges which are financed by the City.
                  (iii) To the City, the amount of any Revenue sharing
                  under Section 8.3 due to the City.
                  (iv) To the Contract Partner, the balance of the monies
                  in such Water System Account.
         (b)      Wastewater System Account
         The holder of the lock box shall disburse all Revenues from the Wastewater System Account to the City on a daily basis (unless otherwise directed by the City).
ARTICLE IX.  DEFAULT AND TERMINATION
         Section 9.1 General Provisions.
         This Agreement may be terminated prior to its stated
expiration date by the City or the Contract Partner on the terms and conditions set forth in this Article IX.  The rights of the
City and the Contract Partner to terminate this Agreement shall be strictly construed in accordance with the provisions of this
Article IX.
         Section 9.2 Termination for Cause by the City.
                  A. Upon the happening of any of the following events of default by the Contract Partner, the City shall have the right to terminate this Agreement and/or to pursue a cause of action for actual damages, all as more fully described herein:
                           (1) the persistent and repeated failure by the
                  Contract Partner to provide the Services in accordance
                  with the terms and provisions of this Agreement, and/or applicable laws, rules and regulations;
                           (2) the failure of the Contract Partner to perform
                  any of its covenants, agreements, obligations and/or
                  duties created by this Agreement;
                           (3) if any representation and/or warranty which is
                  not capable of cure is made by the Contract Partner that shall prove to be false and/or misleading in any material respect and the legality of this Agreement or the ability of the Contract Partner to carry out its duties and obligations under this Agreement is thereby materially and adversely affected;
                           (4) the commencement of any bankruptcy, insolvency,
                  liquidation and/or similar proceeding against the
                  Contract Partner, its parent corporation or Guarantor and which materially and adversely affects the Contract Partner's ability to perform its duties or obligations under this Agreement; the consent by the Contract
                  Partner, or its parent to the appointment of and/or
                  taking possession by a receiver, liquidator, assignee, trustee and/or custodian of the Contract Partner, its parent corporation or Guarantor and/or any substantial
                  part of their respective assets which materially and adversely affects the Contract Partner's ability to perform its duties or obligations under this Agreement;
                  the making by the Contract Partner, and/or its parent corporation or Guarantor of any assignment for the benefit of creditors which materially and adversely
                  affects the Contract Partner's ability to perform its
                  duties or obligations under this Agreement; and/or the failure by the Contract Partner, its parent corporation or Guarantor to generally pay its debts as they come due;
                  or
                  (5) the failure by the Contract Partner to make any
                  payment required to be made by the Contract Partner
                  pursuant to the terms of this Agreement.
                  B. Upon the happening of any event described in clause
(1), (2) or (5) of paragraph (A) of Section 9.2, the City shall provide written notice to the Contract Partner setting forth in detail the alleged failure and/or deficiency of the Contract
Partner.  The Contract Partner shall have thirty (30) days after receipt of such written notice from the City to cure and/or correct such failure and/or deficiency or to deliver to the City a written notice alleging that no such event described in clause (1) or (2)
of subsection (A) of this Section 9.2 has occurred and setting forth in detail its reasoning as to why no such event has occurred.
In the event that the Contract Partner does not cure and/or correct such failure and/or deficiency within said thirty (30) day period or deliver to the City the written notice described in the
preceding sentence within said thirty (30) day period, the City shall provide the Contract Partner with a second written notice affording the Contract Partner an additional thirty (30) days to cure and/or correct such failure and/or deficiency.  If the
Contract Partner fails to cure and/or correct the failure and/or deficiency within such second thirty (30) day period, the City shall be entitled to seek specific performance before a court of competent jurisdiction.
                  C.       Upon the happening of any event described in clause
(3), (4) or (5) of paragraph (A) of this Section 9.2, the City shall have the right to terminate this Agreement upon 30 days prior written notice to the Contract Partner.
                  D. If the City terminates this Agreement in accordance with the provisions of this Section 9.2, the City shall be obligated to pay to the Contract Partner, the sum determined in accordance with the following formula:
             A + B - C + D - E + F
   Where:            A =      The unamortized balance of Capital
                              Improvements funded by the Contract Partner
                              (such unamortized balance to be calculated assuming level debt service amortized over the Term of the Agreement from the date of the completion of such Capital Improvements assuming that the Capital Improvement was financed with simple interest at the rate of 5% per year). The City will have no obligation to pay as part of this termination formula to the Contract Partner the actual cost of financing or any interest paid by

                              Contract Partner prior to the date of
                              termination.
         Where:           B = The unamortized balance of the debt defeasance
                              payment (such unamortized balance to be
                              calculated assuming level debt service
                              amortized over the term of the agreement
                              assuming that the debt defeasance was financed
                              with simple interest at the rate of 5% per
                              year).  The City will have no obligation to
                              pay as part of this termination formula to the
                              Contract Partner the actual cost of financing
                              or any interest paid by Contract Partner prior
                              to the date of termination.
         Where:          C =  The amount, if any, necessary to enable the
                              City to restore the System so that it is
                              operational by the City as a stand-alone
                              System without the Contract Partner, or the
                              amount necessary to enable the City to replace
                              the Contract Partner.
         Where:          D =  Any outstanding Pass-through Charge required
                              to be charged to the City pursuant to Section
                              8.4(b).
         Where:          E =  Any outstanding Pass-through Credit required
                              to be credited to the City pursuant to Section
                              8.4(b).

         Where:          F =  The unamortized balance of concession fees
                              previously paid to the City in accordance with
                              Section 8.1(a) and 8.2 (such unamortized balance to be calculated assuming that the concession fees were financed with simple interest at the rate of 5% per year). The
                              City will have no obligation to pay as part of this termination formula to the Contract
                              Partner the actual cost of financing or any interest paid by Contract Partner prior to the date of termination. It is the intent of this Agreement and the parties hereby agree that the City will not be required to pay any portion of the first $20 million of the above-referenced concession fees. (Note: By way of example, if the City should exercise its right of termination in Year 2 of the Agreement, subsequent to the date Contract Partner has paid a total of $31 million in concession fees, the City would be obligated to repay the unamortized portion of $11 million.)
         The sum to be paid by the City to the Contract Partner in accordance with the preceding formula shall be paid within six (6) months after the date of the negotiated settlement between the City and the Contract Partner, or a final determination by a court of competent jurisdiction, as the case may be.

                  E. Notwithstanding anything in this Agreement to the contrary, the City shall be entitled to pursue a cause of action against the Contract Partner for any and all damages suffered by the City as a result of any default by the Contract Partner, plus any and all reasonable attorneys' fees, litigation costs, collection costs or other expenses incurred by the City.
                  F. The parties agree that with respect to this Section, the Agreement is not an executory contract subject to assumption as defined by the Bankruptcy Code. The parties further specifically acknowledge that this provision is intended to "bankruptcy-proof" the Agreement, that this provision is critical to the Agreement and was "bargained for" and part of the consideration for the Agreement.
                  To the extent a court of competent jurisdiction holds this Agreement to be an executory contract subject to assumption by the Contract Partner as a debtor pursuant to the Bankruptcy Code, the Contract Partner and the City specifically acknowledge that this Agreement falls within the provisions of 11 U.S.C. Section
365(c)(i)(a) to the extent that the trustee may not assume or assign it without the consent of the City in that "applicable law excuses the party, other than the debtor, to such contract or lease from accepting performance from or rendering performance to an entity other than the debtor or the debtor-in-possession, whether or not such contract or lease prohibits or restricts assignment of rights or delegation of duties."

                  Alternatively, to the extent a court of competent jurisdiction holds that the Agreement is an executory contract subject to assumption and not within the exception of 11 U.S.C.
Section 365(c)(i)(a), the City and Contract Party specifically agree to the following:
                           (A) The Contract Partner or the debtor-in-possession agrees to perform all obligations under the Agreement, including curing all defaults and making ongoing payments, or, in the event it chooses not to do so, will move as soon as practicable to reject the executory contract under applicable bankruptcy law.
                           (B) Since the Contract Partner is a publicly regulated entity specialized in the provision of Services and therefore is in a special legal position and has certain unique legal attributes, no other entity can provide "adequate assurance of future performance" as that term is defined under the Bankruptcy Code and therefore the Agreement cannot be assigned.
         Section 9.3 Termination for Cause by the Contract Partner.
                  A. Upon the happening of any of the following events of default by the City, the Contract Partner shall have the right to terminate this Agreement or pursue a cause of action, all as described herein:
                  1. the failure of the City to perform any of its material covenants, agreements, obligations and/or duties created by this Agreement;

                  2. if any representation and/or warranty which is not
capable of cure is made by the City that shall prove to be false and/or misleading in any material respect and the legality of this
Agreement or the ability of the City to carry out its duties and obligations under this Agreement is thereby materially and
adversely affected;
                  3. the commencement of any bankruptcy, insolvency, liquidation and/or similar proceeding against the City which materially and adversely affects the City's ability to perform its duties or under this Agreement; the consent by the City to the appointment of and/or taking possession by a receiver, liquidator, assignee, trustee and/or custodian of the City, and/or any
substantial part of its assets which materially and adversely affects the City's ability to perform its duties or obligations under this Agreement; the making by the City of any assignment for the benefit of creditors which materially and adversely affects the
City's ability to perform its duties or obligations under this
Agreement; and/or the failure by the City to generally pay its debts as they come due.
                  B.       Upon the happening of any event described in clause
(1) or (2), of paragraph (a) of Section 9.3, the Contract Partner shall provide written notice to the City setting forth in detail the alleged failure and/or deficiency of the City.  The City shall have thirty (30) days after receipt of such written notice from the
Contract Partner to cure and/or correct such failure and/or
deficiency or to deliver to the Contract Partner a written notice alleging that no such event described in clause (1) or (2) of subsection (a) of this Section 9.3 has occurred and setting forth in detail its reasoning as to why no such event has occurred.  In the event that the City does not cure and/or correct such failure and/or deficiency within said thirty (30) day period or deliver to the Contract Partner the written notice described in the preceding sentence within said thirty (30) day period, the Contract Partner shall provide the City with a second written notice affording the
City an additional thirty (30) days to cure and/or correct such failure and/or deficiency.  If the City fails to cure and/or correct the failure and/or deficiency within such second thirty
(30) day period, the Contract Partner shall be entitled to seek specific performance before a court of competent jurisdiction.
                  C.       Upon the happening of any event described in clause
(2) or (3) of paragraph (a) of this Section 9.3, the Contract
Partner shall have the right to terminate this Agreement upon 30 days prior written notice to the City.
                  D. If the Contract Partner terminates this Agreement in accordance with the provisions of this Section 9.3, the City shall be obligated to pay to the Contract Partner, the sum determined in accordance with the following formula:
                                            A + B - C + D + E
         Where:          A =  The sum of (1) the unamortized balance of
                              concession fees paid to the City in accordance
                              with Section 8.1(a) and 8.2 and the City
                              procurement cost paid under 8.1(c) (such
                              unamortized balance to be calculated assuming
                              level debt service amortized from the date of
                              such payment with simple interest assuming
                              that the money was financed at the rate of 9%
                              per year).  The City will have no obligation
                              to pay as part of this termination formula the
                              actual cost of financing or the interest paid
                              by Contract Partner to the date of
                              termination. and (2) the unamortized balance
                              of the Debt Defeasance payment (such
                              unamortized balance to be calculated assuming
                              level debt service amortized over 40 years
                              from the commencement date with simple
                              interest assuming that the money was financed
                              at the rate of 9% per annum).  The City will
                              have no obligation to pay as part of this
                              termination formula the actual cost of
                              financing or the interest paid by Contract
                              Partner prior to the date of termination.
         Where:          B =  Any outstanding Pass-through Charge permitted
                              to be charged to the users of the System
                              pursuant to Section 8.4(b).
         Where:          C =  Any outstanding Pass-through Credit required
                              to be credited to the City pursuant to Section
                              8.4(b).

         Where:          D =  The unamortized balance of Capital
                              Improvements funded by the Contract Partner
                              (such unamortized balance to be calculated
                              assuming level debt service amortized over the
                              Term of the Agreement from the date of the
                              completion of such Capital Improvements
                              financed with simple interest at the rate of
                              9% per year).  The City will have no
                              obligation to pay as part of this termination
                              formula to the Contract Partner the actual
                              cost of financing or any interest paid by
                              Contract Partner prior to the date of
                              termination.
         Where           E =  A one time termination payment in an amount to
                              be calculated in accordance with Schedule 10.
         The sum to be paid by the City to the Contract Partner in accordance with the preceding formula shall be paid within six (6) months after the date of the negotiated settlement between the Contract Partner and the City, or a final determination by a court of competent jurisdiction, as the case may be. The parties agree that in the event this Agreement is terminated in accordance with this Section 9.3 that other than the amounts to be calculated in accordance with the above-referenced termination formula, the Contract Partner shall not be entitled to any other remedy or damage claim and Contract Partner waives its right to pursue an action at law for any damages either express or implied except for claims for punitive damages.
                  E. The parties agree that with respect to this Section, the Agreement is not an executory contract subject to assumption as defined by the Bankruptcy Code. The parties further specifically acknowledge that this provision is intended to "bankruptcy-proof" the Agreement, that this provision is critical to the Agreement and was "bargained for" and part of the consideration for the Agreement.
                  To the extent a court of competent jurisdiction holds this Agreement to be an executory contract subject to assumption by the City as a debtor pursuant to the Bankruptcy Code, the City and Contract Partner specifically acknowledge that this Agreement falls within the provisions of 11 U.S.C. Section 365(c)(i)(a) to the extent that the trustee may not assume or assign it without the consent of the Contract Partner in that "applicable law excuses the party, other than the debtor, to such contract or lease from accepting performance from or rendering performance to an entity other than the debtor or the debtor-in-possession, whether or not such contract or lease prohibits or restricts assignment of rights or delegation of duties."
                  Alternatively, to the extent a court of competent jurisdiction holds that the Agreement is an executory contract subject to assumption and not within the exception of 11 U.S.C.
Section 365(c)(i)(a), the City and Contract Party specifically agree to the following:

                           (A) The City or the debtor-in-possession agrees to
                  perform all obligations under the Agreement, including curing all defaults and making ongoing payments, or, in the event it chooses not to do so, will move as soon as practicable to reject the executory contract under applicable bankruptcy law.
                           (B) Since the City is a public body corporate and
                  politic of the State of New Jersey and therefore is in a special legal position and has certain unique legal attributes, no other entity can provide "adequate assurance of future performance" as that term is defined under the Bankruptcy Code and therefore the Agreement cannot be assigned.
         Section 9.4  Termination for Unenforceability of Agreement.
                  (a) If any court, agency and/or other entity with competent jurisdiction shall finally determine that this Agreement is unenforceable and/or prohibited by law, or, if for any reason the City Council is legally prohibited from enacting any ordinance establishing the rates for the supply of water service to the customers of the System which are required to be established by the City in accordance with Section 5.1(d) and Section 9.4 hereof or any such ordinance so enacted shall fail to become legally effective or shall no longer be legally effective, then the City and the Contract Partner shall each have the right to terminate this Agreement, upon ninety (90) days' prior written notice to the other party provided that the City shall make a payment to the

Contract Partner determined pursuant to Section 9.3(D) formula provisions A., B., C. and D. as of the termination date provided, however, that the rate of interest utilized for the calculation of the termination payment referenced above shall be 8.50%.
         Section 9.5.               Optional Termination by the City
         (a) The City may, at its sole option and discretion, after the twentieth (20) anniversary of this Agreement, terminate this Agreement for any reason whatsoever, upon ninety (90) Days' prior written notice to the Contract Partner provided that the City pays the amount determined pursuant to Section 9.3(D) as of the termination date.
 ARTICLE X. MISCELLANEOUS
         Section 10.1 Insurance.
         The Contract Partner shall not commence performance of the Services under the Agreement until it has provided insurance of the types and in such amounts as set forth herein and such insurance has been approved by the City. The Contract Partner shall maintain such insurance in full force and effect for the duration of the Partnership Agreement.
         The insurance policies provided by the Contract Partner at its expense and more particularly described hereafter shall specifically designate the City of Elizabeth as an additional insured.
         The Contract Partner shall be responsible for all injuries to persons or property occurring on account of and during performance of Services hereunder, regardless who is performing the Services, and shall indemnify and save harmless the City from liability on any and all claims for damages on account of such injuries to persons or property and from all costs and expenses in suits which may be brought against the City for such injuries to persons and property, it being agreed that the Contract Partner shall be solely responsible and liable for and shall fully protect and indemnify the City against all claims for damages to persons or property occasioned by or resulting from the Services regardless by whom performed, which is the subject matter of this Agreement whether such damages be attributable to the negligence of the Contract
Partner or his employees or otherwise. In the event that the City shall determine to have counsel of its choosing, the Contract
Partner shall be responsible for payment of the reasonable costs associated with the retaining of such counsel for such purposes and for other activities of counsel associated therewith.
         The Contract Partner shall note the insurance requirements set forth below and shall ascertain the cost to it of all the required insurance policies before submitting its Proposal. No separate payment will be made for the cost of the insurance herein specified, but the Contract Partner shall include the cost of such insurance in the prices for the various items scheduled in the Proposal.
         Certificates, in triplicate, from the insurance carrier, stating the limits of liability and the expiration date for each policy and type of coverage shall be filed with the City before

Services are begun. The certificates shall contain the following express obligation:
                  "This is to certify that the policies of insurance described herein have been issued to the insured for whom this certificate is executed and are in force at this time. In the event of cancellation or material change in a policy affecting the certificate holder, sixty (60) days prior written notice will be given the certificate holder."

Such certificates shall specifically refer to the Agreement and article, and the following paragraphs in accordance with which the insurance is being furnished, and state that such insurance is as required by such paragraphs of this Agreement.
         Certificates of the required insurance as listed above shall be submitted to the City as evidence covering comprehensive General Liability, Comprehensive Automobile Liability and where applicable, necessary Worker's Compensation and Employer's Liability Insurance. Such coverage shall be with acceptable insurance companies only which possesses an A.M. Best Company rating of at least A+.
         All insurance policies herein required of the Contract Partner shall be written by a company duly authorized and licensed to do business in the State of New Jersey and be executed by some agent therein duly licensed as an agent in said state.
         Insurance shall include the type of insurance specified below in not less than the amounts stated and whatever other insurance may be necessary to provide complete protection to the City and Contract Partner against liability, damage and accident of every kind. Neither approval by the City, nor a failure to disapprove insurance furnished by a Contract Partner shall release the

Contract Partner from full responsibility for liability, damages, and accidents as set forth herein.
         The Contract Partner shall take out and maintain during the life of this Agreement the following types of insurance in an amount, for each policy, not less than the amounts stated:
1. Worker's Compensation and Employer's Liability Insurance in accordance with the requirements of the General Laws of the State of New Jersey and all other applicable laws and regulations. If any class of employees engaged in hazardous work cannot be protected by Worker's Compensation and Liability Insurance, the Contract Partner shall provide adequate insurance for each class of employees.

         The Contract Partner shall take out and maintain during the life of this Contract the applicable statutory Worker's Compensation Insurance with an insurance company authorized to write such insurance and in the applicable state covering all of his employees, and in the case of any work sublet, the Contract Partner shall require the Subcontractor similarly to provide statutory Worker's Compensation Insurance for the latter's employees. The Contract Partner shall take out and maintain during the life of this Agreement, Employer's Liability Insurance with a limit of $500,000 in an insurance company authorized to write such insurance in all states where the Contract Partner will have employees located in the performance of this Agreement and the Contract Partner shall require each of his Subcontractor's similarly to maintain Employer's Liability Insurance on his employees.

2.       Public Liability Insurance

         a. The Contract Partner shall maintain during the life of this Agreement such Public Liability Insurance as shall protect it against claims for damages resulting from (a) bodily injury, including wrongful death, and (b) property damages, which may arise from operations under this Agreement whether such operations be by himself or by any Subcontractor or anyone directly or indirectly employed by either of them. The minimum acceptable limits of liability to be provided by such Public Liability Insurance shall be as follows:

                  Bodily Injury Limits and Property Damage - $1,000,000 each occurrence/annual aggregate.

         b. The Public Liability Insurance required by the preceding subparagraph shall include the following extensions of coverage:

                  (1)      The coverage shall be provided under a
                           Comprehensive General Liability form of policy or similar thereto.

                  (2) XCU Coverage - If the Agreement requires any work procedures involving blasting, excavating, tunneling or other underground work, the liability coverage shall include Standard Blasting or Explosion Coverage, Standard Collapse Coverage and Standard Underground Coverage, commonly referred to as XCU property damage liability coverage with limits of $1,000,000 CSL.

                  (3) The property damage coverage shall include a Broad Form Property Damage Endorsement.

                  (4)      Contractual Liability coverage shall be included.

                  (5) Protective Liability coverage shall be included to protect the Contract Partner against claims arising out of operations performed by his subcontractors.

                  (6) Products Liability and/or Completed Operations coverage shall be included.


3.       Automobile Liability and Property Damage Insurance

         The Contract Partner shall take out and maintain during the life of the Agreement such Automobile Liability Insurance as shall protect him against claims for damages resulting from 1) bodily injury, including wrongful death, and 2) property damage, which may arise from the operations of any owned, hired or non-owned automobiles used by or for him in any capacity in connection with the carrying out of this Agreement. The minimum acceptable limits of liability to be provided by such Automobile Liability Insurance shall be as follows:

         Bodily Injury Limits and Property Damage - $5,000,000 each occurrence/annual aggregate, or $1,000,000 for each subcontractor.

         Excess umbrella liability in an amount not less than $10,000,000.

         Each subcontractor shall furnish to the Contract Partner four
(4) copies of a certificate of insurance and such certificate shall contain the same information required hereinabove. The Contract
Partner shall furnish three (3) copies of the certificate to the City.
         If at any time the Contract Partner fails to maintain any of the foregoing policies, or if a company issuing any such policy shall become unsatisfactory to the City, the Contract Partner shall, upon notice to that effect from the City, promptly obtain a new policy, submit the same to the City for its approval and submit a Certificate thereof as hereinabove provided. Upon failure of the Contract Partner to furnish, deliver and maintain such insurance as above provided, this Agreement, at the election of the City, may be forthwith declared suspended, discontinued or terminated. Failure of the Contract Partner to take out and/or maintain or the taking out and/or maintenance of any required insurance, shall not relieve the Contract Partner of any liability under the Agreement.
         Section 10.2               Indemnification.
         (a) The Contract Partner shall indemnify and hold harmless the City, its elective and appointive officers, and its duly authorized agents, servants and employees from any liability, including liability to third parties, for personal injury, including death, and/or property damage which are caused by or arise from the negligence or willful misconduct of the Contract
Partner, its employees or any subcontractor selected by the Contract Partner.

         (b) The Contract Partner's indemnification shall include the reimbursement to the City of all legal fees and expenses reasonably incurred.
         (c) Notwithstanding the above, the Contract Partner shall have no obligation to indemnify the City for any fines or penalties assessed for conditions that pre-exist the Commencement Date and that constitute violations of any current Federal, State or local water quality laws or regulations that could not through the exercise of reasonable due diligence have been discovered by the Contract Partner.
         Section 10.3 New Equipment. Any new equipment installed in the System by the Contract Partner during the term of this Agreement shall become the property of the City. The Contract
Partner shall maintain books and records regarding any such new equipment. Prior to making any significant change to the System or expenditures of its own, the Contract Partner will consult with the City.
         Section 10.4 Enforcement. The failure on the part of any party to enforce any provision of this Agreement shall not be construed as a waiver of its right to enforce such provision in the future.
         Section 10.5 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other parties.

         Section 10.6 Affirmative Action.
         (a) During the performance of this Agreement, the Contract Partner shall conform with the following requirements:
         The Contract Partner or subcontractor, where applicable, will not discriminate against any employee or applicant for employment because of age, race, creed, color, national origin, ancestry, marital status, sex, affectional or sexual orientation. The
Contract Partner will take affirmative action to ensure that such applicants are recruited and employed, and that employees are treated during employment, without regard to their age, race, creed, color, national origin, ancestry, marital status, sex, affectional or sexual orientation. Such action shall include, but not be limited to the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination, rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Contract
Partner agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the Public Agency Compliance Officer setting forth provisions of this nondiscrimination clause.
         The Contract Partner or subcontractor, where applicable, will, in all solicitations or advertisements for employees placed by or on behalf of the Contract Partner, state that all qualified applicants will receive consideration for employment without regard to age, race, creed, color, national origin, ancestry, marital status, sex, affectional or sexual orientation;

         The Contract Partner or subcontractor, where applicable, will send to each labor union or representative or workers with which it has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the agency contracting officer advising the labor union or workers' representative of the Contract Partner's commitments under this act and shall post copies of this notice in conspicuous places available to employees and applicants for employment.
         The Contract Partner or subcontractor, where applicable, agrees to comply with the regulations promulgated by the Treasurer pursuant to P.L. 1975, c.127, as amended and supplemented from time to time and the Americans with Disabilities Act.
         The Contract Partner or subcontractor agrees to attempt in good faith to employ minority and female workers consistent with the applicable county employment goals prescribed by N.J.A.C.
17:27-5.2 promulgated by the Treasurer pursuant to P.L. 1975, c.127, as amended and supplemented from time to time or in accordance with a binding determination of the applicable county employment goals determined by the Affirmative Action Office pursuant to N.J.A.C. 17:27-5.2 promulgated by the Treasurer pursuant to P.L. 1975, c.127, as amended and supplemented from time to time.
         The Contract Partner or subcontractor agrees to inform in writing appropriate recruitment agencies in the area, including employment agencies, placement bureaus, colleges, universities, labor unions, that it does not discriminate on the basis of age, creed, color, national origin, ancestry, marital status, sex, affectional or sexual orientation, and that it will discontinue the use of any recruitment agency which engages in direct or indirect discriminatory practices.
         The Contract Partner or subcontractor agrees to revise any of its testing procedures, if necessary, to assure that all personnel testing conforms with the principles of job-related testing, as established by the statutes and court decisions of the State of New Jersey, and applicable Federal court decisions.
         The Contract Partner and its subcontractors shall furnish such reports or other documents to the Affirmative Action Office as may be requested by the office from time to time in order to carry out the purposes of these regulations, and public agencies shall furnish such information as may be requested by the Affirmative
Action Office for conducting a compliance investigation pursuant to Subchapter 10 of the Administrative Code (NJAC 17:27).
         Section 10.7 Entire Agreement. This Agreement contains the entire agreement between the parties hereto relating to the operation, maintenance and management of the System and supersedes all previous or contemporaneous communications, representations, or agreements. This Agreement may be modified only by written amendment signed by the parties hereto.
         Section 10.8 Notices. All notices given pursuant to the terms of this Agreement shall be in writing and delivered in person or transmitted by certified mail, return receipt requested, postage prepaid. Notices required to be given to the Contract Partner shall be addressed as follows:
         Notices required to be given to the City shall be addressed as follows:
         The City of Elizabeth
         City Hall
         Winfield Scott Plaza
         Elizabeth, New Jersey 07201
         Contact Person: Philip Connelly, Business Administrator

         Elizabethtown Water Company
         600 South Avenue W.
         Westfield, New Jersey 07090
         Contact Person: Henry S. Patterson, III, Vice President, Administration

         Section 10.9  Public Notices.   The Contract Partner shall
issue all public notices associated with non-compliance with regulatory requirements for drinking water standards, in a format acceptable to the City and the City shall provide all necessary support that the Contract Partner may reasonably require.
         Section 10.10 Application of Law. This Agreement shall be construed in accordance with, and is subject to, all applicable laws, rules and regulations of the United States of America, the State of New Jersey, any appropriate political subdivision(s), and any relevant regulatory or administrative agency.
         Section 10.11 Relationship. The relationship of the Contract Partner to the City is that of independent contractor and not one of employment. None of the employees or agents of the Contract
Partner shall be considered employees of the City. For the purposes of all state, local and federal laws and regulations, the

Contract Partner shall exercise primary management and operational decision making authority.
         Section 10.12 Public Relations. The Contract Partner shall develop, with the advice and consent of the City, a communications, publicity and community relations program in order to keep the City and System customers informed about the operation and maintenance of the System. The Contract Partner will deal in a professional manner with community groups concerned with any aspect of the operation of the System, including scheduling of tours of the System, if and as requested. The Contract Partner shall prepare written summaries of all formal meetings with the City and/or community groups and provide the City with a copy.
         Section 10.13 Notice of Litigation. In the event the Contract Partner or City receives notice of or undertakes the defense or the prosecution of any actions, claims, suits, administrative or arbitration proceedings or investigations in connection with the System, the party receiving such notice or undertaking such prosecution shall give the other party timely notice of such proceedings and will inform the other party in advance of all hearings regarding such proceedings.
         Section 10.14. Cost Substantiation. With respect to any costs and expenses incurred or to be incurred by the parties hereto in the performance of their obligations hereunder, all such costs and expenses shall be reasonably documented and accompanied by a certificate, signed by an authorized representative of the City or the Contract Partner, as the case may be, stating the reason for incurring the cost, the amount of the cost, including labor, materials and a fixed overhead, the event or Section of this Agreement giving rise to the requesting party's right to incur such cost, and that such cost represents a competitive price for the service or materials supplied and any other information that is reasonably requested by the other party in order to assist in the evaluation and approval of the cost; provided, however, that such amounts shall not include any contingency amounts.
         Section 10.15 Bulk Sale. The Contract Partner shall not be permitted to sell water to parties outside of the City without the prior written approval of the City.
         Section 10.16  Unforeseen Events.
         (a) If an Unforeseen Event occurs, each party shall be relieved of its responsibility to perform to the extent necessitated by the Unforeseen Event and during the pendency thereof. The affected party will notify the other promptly of such Unforeseen Event, including the anticipated duration and effects of the Unforeseen Event, and will make all reasonable efforts to alleviate or eliminate the effects of the Unforeseen Event.
         If an Unforeseen Event occurs that causes a material adverse change in the operations of the System or the operational costs, the Contract Partner shall prepare a proposal to be submitted to the City that describes the cause of the changes, the extent of the changes, the anticipated duration of the changes, the cost impact (increase or decrease) of the changes, and the duration of time that such anticipated cost increases or decreases will be in effect. If the City approves the changes, such cost increases or decreases will be Pass-through Charges or Pass-through Credits, as the case may be, and shall be recovered through an increase or decrease in rates in the following year or amortized, as the case may be.
         Section 10.17 Hazardous Wastes.
         If, during the course of excavation work necessary to make repairs and/or improvements to the System(s), hazardous waste materials are uncovered by the Contract Partner, it shall not be the obligation of the Contract Partner to remove and dispose of such hazardous substances. The Contract Partner shall, however, take all of the necessary steps to protect existing System(s) from contamination and to notify the appropriate agencies and determine the necessary steps to properly dispose of such hazardous waste.
The parties legally responsible shall pay all costs for such removal.
         Section 10.18 Pre-Existing Conditions. The Contract Partner shall not be responsible for conditions existing in the System prior to the Contract Date that could not have been discovered upon reasonable due diligence inquiry by Contract Partner.
         Section 10.19 Dispute Resolution. Any disputes arising under this Agreement shall be referred to the Operations Committee for resolution. If the dispute cannot be resolved by the Operations Committee to the satisfaction of both the City and the Contract Partner, such dispute shall be referred to a committee comprised of one senior officer selected by the Contract Partner and one senior official of the City designated by the Mayor. If the dispute still is not resolved to the satisfaction of both the City and the Contract Partner, either party shall be entitled to refer the dispute to an arbitration panel comprised in the following manner:
The City and the Contract Partner shall each select one (1) independent third party to serve as an arbitrator and shall together select one (1) additional mutually acceptable independent third party to serve as an arbitrator, so that a panel of three (3) independent third-party arbitrators will be formed. The decision of said panel on any disputes arising under this Agreement shall be binding on both the City and the Contract Partner.
         Section 10.20 Obligation Prior to Commencement Date. Notwithstanding anything in this Agreement to the contrary, the parties agree to be obligated to perform all obligations that are required of the parties between the Contract Date and the Commencement Date.
         IN WITNESS WHEREOF, the parties have hereunto set their hands and fixed their seals as of the date first above written.

ATTEST:                               CITY OF ELIZABETH

/s/ Anthony R. Pillo
                                      By: /s/ J. Christian Bollwage


ATTEST:                               CONTRACT PARTNER

/s/ Gail P. Brady
                                      By: /s/ Henry S. Patterson, III
ATTEST:                               ELIZABETHTOWN WATER COMPANY
                                      as to Section 6.7(g)
/s/ Gail P. Brady

                                      By: /s/ Andrew M. Chapman